ASSET PURCHASE AGREEMENT
BY AND AMONG
EMMIS RADIO, LLC,
EMMIS RADIO LICENSE, LLC
AND,
FOR LIMITED PURPOSES,
EMMIS COMMUNICATIONS CORPORATION
AND
HUBBARD RADIO ST. LOUIS, LLC,
ST. LOUIS FCC LICENSE SUB, LLC,
AND,
FOR LIMITED PURPOSES,
HUBBARD RADIO, LLC

4830-7020-2718

i

5.3	Absence of Conflicting Agreements or Required Consents	18
5.4	Absence of Litigation	18
5.5	Broker’s Fees	18
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYERS		18
6.1	Organizational and Standing	19
6.2	Authorization and Binding Obligation	19
6.3	Absence of Conflicting Agreements or Required Consents	19
6.4	Absence of Litigation	19
6.5	FCC Qualifications	19
6.6	Broker’s Fees	19
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF ECC		20
7.1	Organizational and Standing	20
7.2	Authorization and Binding Obligation	20
7.3	Absence of Conflicting Agreements or Required Consents	20
7.4	Absence of Litigation	20
7.5	Broker’s Fees	20
ARTICLE 8 GOVERNMENTAL CONSENTS		21
8.1	FCC Application.	21
ARTICLE 9 COVENANTS		21
9.1	Certain Covenants.	21
9.2	Access	24
9.3	No Inconsistent Action	24
9.4	Exclusivity	24
9.5	Confidentiality	24
9.6	Further Assurances	24
9.7	Local Marketing Agreement	25
9.8	Transition Efforts	25
9.9	Press Releases	25
9.10	Consents; Benefit of Agreements	25
9.11	Subsequent Financial Statements.	25
9.12	Intentionally Omitted.	25
9.13	Intentionally Omitted.	26
9.14	Off-the-Shelf Software Licenses.	26
9.15	Accounting.	26
9.16	Access to Books and Records and Records Retention	26
9.17	Studio Facilities.	27
9.18	Auxiliary Site.	27
ARTICLE 10 CONDITIONS PRECEDENT		27
10.1	To Buyers’ Obligations Regarding Closing	27
10.2	To Sellers’ Obligations	28
ARTICLE 11 DOCUMENTS TO BE DELIVERED AT THE CLOSING		29
11.1	Documents to be Delivered by Sellers	29

11.2	Documents to be Delivered by Buyers	30
ARTICLE 12 INDEMNIFICATION		30
12.1	Sellers’ Indemnities	30
12.2	Buyers’ Indemnities	31
12.3	Procedure for Indemnification	31
12.4	Limitations	33
12.5	Certain Limitations	33
12.6	Survival	34
12.7	Exclusive Remedies following the Closing	34
12.8	Mitigation of Damages	34
ARTICLE 13 TERMINATION RIGHTS		35
13.1	Termination.	35
13.2	Remedies.	36
13.3	Other Effects of Termination.	37
ARTICLE 14 TRANSFERRED EMPLOYEES AND EMPLOYEE PLANS		37
14.1	Transfer of Employees	37
14.2	Offer of Employment	38
14.3	No Assumption of Company Plans	38
14.4	COBRA Obligations	38
14.5	LMA Employees	38
14.6	Benefits Generally	38
14.7	Health & Welfare Benefits.	39
14.8	401(k) Plan	39
ARTICLE 15 OTHER AGREEMENTS		39
15.1	Confidentiality	40
ARTICLE 16 OTHER PROVISIONS		40
16.1	Transfer Taxes and Expenses	40
16.2	Benefit and Assignment	40
16.3	Additional Documents	41
16.4	Entire Agreement; Schedules; Amendment; Waiver	41
16.5	Headings	41
16.6	Computation of Time	41
16.7	Governing Law	41
16.8	Venue	41
16.9	Attorneys’ Fees	42
16.10	Severability	42
16.11	Notices	42
16.12	No Recourse	43
16.13	Casualty	43
16.14	Counterparts	44
16.15	Facsimile or PDF Signatures	44
16.16	Effect of LMA.	44

ARTICLE 17 DEFINITIONS		44
17.1	Defined Terms	44
17.2	Miscellaneous Terms	51

SCHEDULES

Schedule 1.1(a)     FCC Licenses
Schedule 1.1(b)    Personal Property
Schedule 1.1(c)    Assumed Real Estate Leases
Schedule 1.1(d)    Material Assumed Contracts
Schedule 1.1(e)    Station Intellectual Property
Schedule 1.2(i)    Certain Excluded Assets
Schedule 4.4    Litigation
Schedule 4.8    Compliance with Laws
Schedule 4.12    Environmental Matters
Schedule 4.20    Employment Matters
Schedule 4.24    Claims Against Third Parties
Schedule 4.25    Intellectual Property
Schedule 10.1(d)    Material Consents
Schedule 14.1    Certain Employees

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”) is made as of February 22, 2018, by and among EMMIS RADIO, LLC, an Indiana limited liability company (“Emmis Radio”) and EMMIS RADIO LICENSE, LLC, an Indiana limited liability company (“Emmis License,” and with Emmis Radio, “Sellers,” and each a “Seller”), and, for the limited purposes set forth herein, EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (“Emmis”), on the one hand, and HUBBARD RADIO ST. LOUIS, LLC (“Hubbard St. Louis”) and ST. LOUIS FCC LICENSE SUB, LLC (“St. Louis FCC,” and together with Hubbard St. Louis, “Buyers,” and each a “Buyer”), each of them Delaware limited liability companies, and, for the limited purposes set forth herein, HUBBARD RADIO, LLC, a Delaware limited liability company (“HR”), on the other. Reference herein to a “Party” or the “Parties” shall refer, on the one hand, to Buyers, and on the other hand, to Sellers, and reference herein to “Sellers” shall refer to any Seller or all Sellers together, while reference herein to “Buyers” shall refer to any Buyer or all Buyers together, unless expressly stated (or the context requires) otherwise. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Article 17 of this Agreement.
RECITALS
WHEREAS, Sellers operate the following radio stations (each a “Station,” and collectively, the “Stations”):
KSHE(FM), Crestwood, MO (FIN 19523)
KPNT(FM), Collinsville, IL (FIN 56525)
WHEREAS, Sellers are the holders of the licenses and authorizations issued by the Federal Communications Commission (the “FCC”) for the operation of the Stations;
WHEREAS, Sellers and Buyers are contemporaneously entering into a Local Marketing Agreement (“LMA”) for the Stations; and
WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell and Buyers desire to purchase all of Sellers’ assets and properties, including the FCC Licenses and all other assets used in the operation of the Stations.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, Sellers and Buyers hereby agree as follows:

ARTICLE 1
ASSETS TO BE CONVEYED
1.1.    Transfer of Assets of the Stations. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall sell, assign, transfer, convey and deliver, in each case free and clear of all Liens, other than Permitted Liens, all of the assets, property and rights of Sellers used primarily in the operation of the Stations (collectively, the “Assets”), but excluding the Excluded Assets and subject to Section 1.6, to Hubbard St. Louis, except for the FCC Licenses, which shall be assigned to St. Louis FCC. Except for the Excluded Assets and subject to Section 1.6, the Assets shall include, but not be limited to, those items set forth in subsections (a) – (i) below:
(a)    all licenses, permits and other authorizations issued to Sellers by the FCC relating to the Stations, including those licenses, permits and other authorizations listed on Schedule 1.1(a) attached hereto, together with renewals or modifications thereof between the date hereof and the Closing Date (collectively, the “FCC Licenses”);
(b)    all equipment (including without limitation all studio equipment), furniture, fixtures, materials and supplies, fixed assets, production equipment, computers, computer servers, telephone systems, cell phones, smart phones, personal data assistants, personal computers and similar devices, tablets, leasehold improvements, inventories, vehicles, towers, transmitters, antennas, receivers, spare parts and other tangible personal property owned by any Seller and used primarily in the operation of the Stations, together with any such items used, but not primarily used, in the operation of the Stations as otherwise may be expressly included in the Assets as provided by this Agreement, including the property listed on Schedule 1.1(b), together with replacements thereof and additions thereto made between the date of such Schedule and the Closing Date, but excluding any such property that is or becomes retired or disposed of or replaced in the Ordinary Course of Business prior to or subsequent to the date of such list (collectively, the “Personal Property”);
(c)    the real estate leases listed and described on Schedule 1.1(c) (collectively, the “Assumed Real Estate Leases” or the “Real Estate Leases”);
(d)    all Contracts of Sellers relating to the Stations, including those listed on Schedule 1.1(d) hereto (together with the Real Estate Leases, the “Assumed Contracts”), which Schedule 1.1(d) (i) lists each Contract with an annual cost of at least $50,000 or with an aggregate cost over the term of the Assumed Contract of at least $500,000, (ii) does not list Contracts for the sale of advertising time on the Stations existing as of Commencement, and (iii) lists all Assumed Contracts otherwise material to the Stations, in each case unless terminable without penalty by notice of 90 days or less (together with the Real Estate Leases, the “Material Assumed Contracts”), and including agreements for the sale of advertising time on the Stations existing as of Commencement;
(e)    all of Sellers’ right, title and interest in and to all Intellectual Property owned or held by Sellers, all in whatever form or medium, including all goodwill, if any, associated with the foregoing, primarily used in the operation of the Stations, together with any such items used, but not primarily used, in the operation of the Stations as otherwise may be expressly included in the Assets as provided by this Agreement, including, without limitation, the items listed on Schedule 1.1(e) hereto (such listed items, the “Station Intellectual Property”);
(f)    a copy or original of each Station’s public inspection file, filings with the FCC relating to the Stations, all records required by the FCC to be kept by the Stations, all records relating to the Personal Property, and such technical information, engineering data, and, to the extent transferable, rights under manufacturers’ warranties as they exist at the Closing and directly related to the Assets being conveyed hereunder;
(g)    electronic or paper copies of all books and records related to the Stations, including without limitation proprietary information, financial data and information, technical information and data, operating manuals, data, studies, records, reports, ledgers, files, correspondence, computer files, plans, diagrams, blueprints and schematics for the Stations and including computer readable disk or tape copies of any items stored on computer files;
(h)    all Permits of Sellers (other than FCC Licenses) used to operate the Stations and conduct the business of the Stations, to the extent transferable;
(i)    all goodwill associated with the Assets and the business of the Stations; and
(j)    any of the foregoing that are created, obtained, acquired, or entered-into between Commencement and Closing.
At the earlier of Closing or Commencement, taking into account Sellers’ practices, Sellers shall exercise commercially reasonable efforts to cause Sellers’ employees or agents who are not Transferred Employees and who are the account holders for social media accounts (including, but not limited to, Facebook, Twitter, and Instagram) that are included in the Assets to convey rights to such accounts to individuals designated by Buyers.
1.2.    Excluded Assets. The following assets of Sellers shall not be transferred to Buyers hereunder (collectively, the “Excluded Assets”):
(a)    all cash and cash equivalents of Sellers, and all accounts receivable and other rights to payment arising from the operation of the Stations prior to Commencement (the “Accounts Receivable”);
(b)    any insurance policies, and any cash surrender value in regard thereto, of any Seller;
(c)    any pension, profit-sharing or deferral (Section 401(k)) plans and trusts and assets thereof, or any other employee benefit plan or arrangement, and the assets thereof;
(d)    any interest in and to any refunds of Taxes of Sellers for periods prior to the Closing;

(e)    the “Emmis” name and any derivations thereof and related corporate names, trademarks and service marks;
(f)    the corporate records of each Seller, including, but not limited to, transfer books, and all corporate assets and business units not primarily used in the operation of the Stations, including, but not limited to, the NextRadio and TagStation businesses;
(g)    any accounts receivable from Emmis or any of its Affiliates, including any other Seller;
(h)    contracts shared with other stations or business units except as set forth on Schedule 1.1(d) or as provided by Section 1.6, non-transferable computer software, rights and claims attributable to any period before the Closing, computers and other assets not primarily used in the operation of the Stations, the centralized server facility, data links, payroll system, accounting system and other operating systems and related assets that are not used primarily in the operation of the Stations, the Jelli equipment used in connection with Katz Expressway, and any assets not used primarily in the operation of the Stations, except as may be allocated under Section 1.6; and
(i)    the assets identified on Schedule 1.2(i) or excluded by Section 1.6.

1.3.    Assumption of Only Certain Liabilities and Obligations. At Closing, except as provided in the LMA, Buyers shall assume and agree to pay or perform when due only the liabilities and obligations of Sellers set forth below, and excluding in all cases any liability arising directly or indirectly, from (i) any breach or default under any Assumed Contract occurring prior to Closing, (ii) any violation of Laws occurring prior to Closing, (iii) any breach of warranty, tort or infringement occurring prior to Closing, or (iv) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand to the extent that it relates to the foregoing clauses (i), (ii) and (iii) or any liability not specifically assumed hereunder (after giving effect to such exclusions, the “Assumed Liabilities”):
(a)    all liabilities or obligations of Sellers under the Assumed Contracts to the extent such liabilities or obligations first accrue or are first required to be satisfied, discharged or performed after Closing;
(b)    all liabilities or obligations of Sellers under the FCC Licenses to the extent such liabilities or obligations first accrue or are first required to be satisfied, discharged or performed after Closing;
(c)    the accrued vacation obligations of Transferred Employees as provided by Section 14.1 hereof; and
(d)    any liability or obligation for which Buyers receive a credit in the prorations under Section 2.1.
1.4.    Excluded Liabilities. Except for the Assumed Liabilities, and except as provided in the LMA, Buyers shall not and do not assume or agree to become liable for or successor to any liabilities of or relating to Sellers, their predecessors, successors or any of their Affiliates (collectively, the “Excluded Liabilities”). All Excluded Liabilities shall be and remain the sole obligation of the applicable Seller, and Buyers shall not be obligated in any respect therefor. Following the Closing, the Excluded Liabilities shall be the sole responsibility of Sellers.
1.5.    Allocation. After Closing, Buyers shall retain the Appraisal Firm to conduct an appraisal of the Assets subject to Closing and to prepare a proposed allocation of the Purchase Price for each Seller among its Assets for tax and financial accounting purposes. Buyers shall be responsible for the cost of such appraisal and allocation. Buyers shall deliver the appraisal and the proposed allocation, which shall be consistent with the Code, to Emmis as soon as practicable and in any event within 60 days following Closing occurring in the months of November or December and otherwise within 90 days of the applicable Closing. If Emmis notifies Buyers in writing that it objects to one of more items reflected in the proposed allocation, Emmis and HR shall negotiate in good faith to resolve such dispute. If the parties are unable to resolve the dispute within 30 days of Emmis’ notice, such dispute shall be referred to the Accounting Firm. Buyers and Sellers (i) shall execute and file all Tax returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation of the Purchase Price among the Assets, and (ii) shall each timely file, consistent with the Code, Form 8594 with the IRS, in each case reflecting the allocation determined pursuant to this Section 1.5.
1.6.    Shared Assets. Notwithstanding anything to the contrary in this Agreement, with respect to assets (including tangible and intangible assets) of any Seller or Emmis that are, as of the date of this Agreement, used both in the operation of the Stations and in the operation of other stations, such assets shall be allocated, and shall constitute either Assets or Excluded Assets, consistent with the schedules to this Agreement, with items of shared tangible personal property allocated to the station of primary use and items of shared intangible personal property either allocated to the station of primary use or made available for all such stations as the context requires. The Parties acknowledge and agree that (i) Schedule 1.1(d) identifies certain Contracts as Replacement Contracts, Shared Contracts, and Digital Agreements, and (ii) the Parties will comply with the particular arrangements and procedures set forth in Schedule 1.1(d) with regard to the Replacement Contracts, Shared Contracts, and Digital Agreements, which shall constitute Assumed Contracts or Excluded Assets in accordance with such arrangements and procedures.
ARTICLE 2
PURCHASE PRICE
2.1.    Purchase Price and Adjustment. In consideration for the sale of the Assets, at Closing Buyers shall pay Sellers the sum of Forty Five Million Dollars ($45,000,000) (the “Purchase Price”), subject to adjustment as provided in this Section 2.1, by wire transfer of immediately available funds pursuant to wire transfer instructions to be provided by Sellers to Buyers.
(a)    Except as provided in the LMA, all income and expenses from the ownership or holding of the Assets shall be prorated between Sellers and Buyers as of Closing, with all expenses incurred or income earned prior to Closing for the account of Sellers (including income earned from advertising which has been broadcast on the Stations prior to Closing, but not yet billed), and all income earned and expenses incurred after Closing, for the account of Buyers.
(b)    Except as provided in the LMA, the prorations shall account for all ad valorem and other property taxes, business and license fees, including FCC regulatory fees, utility expenses, liabilities and obligations under the Assumed Contracts and Real Estate Leases, rents and similar prepaid and deferred items and all other expenses and obligations, such as deferred revenue and prepayments attributable to the ownership or holding of the Assets and operation of the Stations that straddle the period before and after Closing. If such amounts were prepaid by Sellers prior to Closing, and Buyers will receive a benefit after Closing, then Sellers shall receive a credit for such amounts (which would include security deposits made by Sellers but assumed by Buyers). If Sellers received a benefit prior to Closing, and such amounts will be paid by Buyers after Closing, Buyers will receive a credit for such amounts. To the extent not known, real estate and personal property Taxes shall be apportioned on the basis of taxes assessed for the preceding year. Notwithstanding the foregoing, there shall be no proration on account of trade or barter arrangements except to the extent that the aggregate net liability for the contracted balance of the air time remaining as of Closing under all such arrangements exceeds the balance of the consideration to be received at or after Closing under all such arrangements by more than Twenty Five Thousand Dollars ($25,000) per Station.
(c)    Within forty-five (45) days after the Closing Date, Buyers shall prepare and deliver to Sellers a proposed pro rata adjustment of income and expenses in the manner described in Section 2.1(a) and Section 2.1(b) for the Stations as of Closing (the “Settlement Statement”), together with a schedule setting forth, in reasonable detail, the components thereof. During such 45-day period, Buyers and their representatives shall be provided reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of Sellers, and to employees of Sellers and their independent auditors, if any, as Buyers may reasonably request in connection with its preparation of the Settlement Statement.
(d)    During the 30-day period following receipt of the Settlement Statement, Buyers shall provide Sellers and their representatives reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of Buyers, and to employees of Buyers and their independent auditors, if any, as Sellers may reasonably request in connection with its review of the Settlement Statement.
(e)    The Settlement Statement shall become final and binding upon the Parties on the 30th day following delivery thereof to Sellers, unless Sellers give written notice of disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyers prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is given to Buyers in the period specified, then the Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Parties on the earlier of (i) the date Buyers and Sellers resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm as provided herein.

(f)    Within ten (10) business days after the Settlement Statement becomes final and binding upon the Parties, (i) Buyers shall pay to Sellers the amount, if any, by which the prorated income allocated to Sellers exceeds the prorated expenses allocated to Sellers or (ii) Sellers shall pay to Buyers the amount, if any, by which the prorated expenses allocated to Sellers exceed the prorated income allocated to Sellers. All payments made pursuant to this Section 2.1(f) shall be made by wire transfer of immediately available funds to an account designated by the recipient party.
(g)    Notwithstanding any statement in this section to the contrary, if Sellers deliver a Notice of Disagreement, Sellers or Buyers, as applicable, shall make a payment to the other Party in immediately available funds of any undisputed amount within ten (10) business days of the receipt of the Notice of Disagreement.
(h)    During the 30-day period following the delivery of a Notice of Disagreement to Buyers that complies with the preceding paragraphs, Buyers and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period: (i) each of Buyers and Sellers, and their respective independent auditors, if any, and at each of Buyers’ and Sellers’ sole cost and expense, shall be permitted to review and make copies reasonably required of: (A) the financial statements of Sellers, in the case of Buyers, and Buyers, in the case of Sellers, relating to the Notice of Disagreement, (B) the books and records of Sellers, in the case of Buyers, and Buyers, in the case of Sellers, relating to the Notice of Disagreement, and (C) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) Sellers and Buyers each shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of the other Party and such other Party’s independent auditors, if any, as such first Party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.
(i)    If, at the end of such 30-day period, Buyers and Sellers have not resolved their differences, Buyers and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement. Within thirty (30) days after selection of the Accounting Firm, Buyers and Sellers shall submit their respective positions to the Accounting Firm in writing, together with any other materials relied upon in support of their respective positions. Buyers and Sellers shall cooperate with each other and otherwise use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. The decision of the Accounting Firm shall be final and binding on each of the Parties, and judgment upon the determination of the Accounting Firm may be entered in any court of competent jurisdiction (but subject to Section 16.8 hereof). The fees and expenses of the Accounting Firm shall be divided equally between Sellers and Buyers. The fees and expenses (if any) of Buyers’ independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Seller’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Seller.

ARTICLE 3
CLOSING
3.1.    General Closing Procedures. The consummation of the sale and purchase of the Assets pursuant to this Agreement (the “Closing”) shall take place on the date (the “Closing Date”) that is the tenth business day after the FCC Consents are granted by initial order, subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in Sections 10.1 and 10.2, at a mutually agreeable location or by electronic exchange of signatures, with required deliveries and payments.
3.2.    Availability of the Assets. At the Closing, in addition to the documents to be delivered by the Parties pursuant to Article XI of this Agreement, to the extent not done prior to Closing, Sellers shall make available to Buyers physical possession of the tangible Assets, keys and security codes to the premises under the Real Property Leases, if any, all books and records of Sellers that are included in the Assets and in Sellers’ custody (including, without limitation, copies of all Assumed Contracts), and all log-in credentials for all social media accounts that are included in the Assets.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
The Sellers and Emmis jointly and severally hereby represent and warrant to Buyers with respect to the Sellers, Assets, Stations, and business of the Sellers, that, subject to the specific terms herein and to the disclosures in the schedules referenced in this Article 4, the following representations and warranties are true and correct as of the date of this Agreement:
4.1.    Organization and Standing; Capitalization. Each Seller (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Indiana, (ii) is qualified to do business in all jurisdictions where failure to do so would result in Material Adverse Effect on the business of the Stations, and (iii) has all necessary corporate power and authority to own, operate and lease its own Assets and carry on the business of the Stations. Emmis directly or indirectly owns beneficially and of record all of the issued and outstanding equity interests of Sellers.
4.2.    Authorization and Binding Obligation. Each Seller has all necessary limited liability company power and authority to enter into and perform its obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been, and each of the other documents contemplated hereby at or prior to Closing will be, duly executed and delivered by Sellers, and have been approved by all necessary limited liability company action on the part of Sellers. This Agreement constitutes (and each of the other Related Documents, when executed and delivered, will constitute) valid and binding obligations enforceable against Sellers in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
4.3.    Absence of Conflicting Agreements; Consents.

(a)    Except for the FCC Consent and the consents noted in Schedules 1.1(c) and (d) with respect to Material Assumed Contracts, and any necessary consents to assign other Assumed Contracts and to enter into the bifurcated leases, subleases and use arrangements contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Related Documents contemplated hereby by Sellers does not and will not: (i) violate any provisions of the Organizational Documents of any Seller; (ii) violate any applicable Law or Order; (iii) constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of any Material Assumed Contracts, assuming any necessary consents are obtained; and (iv) create any material claim, Lien or encumbrance upon any of the Assets other than Permitted Liens.
(b)    Except for the FCC Consent and consents noted in Schedules 1.1(c) and (d) with respect to Material Assumed Contracts, and any necessary consents to assign other Assumed Contracts and to enter into the bifurcated leases, subleases and use arrangements contemplated by this Agreement, no approval or consent of any Person is or was required to be obtained by Sellers for the authorization of this Agreement or the Related Documents or the execution, delivery, performance and consummation by Sellers of the transactions contemplated by this Agreement and the Related Documents.
4.4.    Litigation. Except as disclosed on Schedule 4.4, there are no material claims, litigation, arbitrations or other legal proceedings pending against any Seller that have been served on any Seller or, to the Knowledge of Sellers, pending but not served on any Seller or threatened against any Seller with respect to the Assets or operation of any of the Stations.
4.5.    Station Licenses.
(a)    Schedule 1.1(a) contains a true and complete list of the FCC Licenses used or held for use in connection with the operation of the Stations as currently operated and the holder of each such FCC License. Each of the holders of FCC Licenses identified on Schedule 1.1(a) is the authorized legal holder of such FCC License. Except as set forth in Schedule 1.1(a), the Stations and the facilities of the Stations are being and have been operated during Sellers’ operation of the Stations in compliance with the FCC Licenses, the Communications Act and all FCC rules and policies except where non-compliance will not have a Material Adverse Effect on Sellers’ business and operations. The FCC Licenses are all of the FCC licenses, permits and authorizations required for the operation of the Stations substantially as presently operated.
(b)    Except as set forth in Schedule 1.1(a), and except for proceedings affecting the radio broadcasting industry generally, (i) to the Knowledge of Sellers, there are no petitions, complaints, or investigations, pending or threatened from or before the FCC relating to the Stations or the FCC Licenses, (ii) there are no notices of violations, notices of apparent liability, pending license terminations, forfeitures, proceedings or other actions pending or, to the Knowledge of Sellers, threatened from or before the FCC relating to the Stations or the FCC Licenses and (iii) Sellers have not filed with the FCC any applications or petitions relating to the Stations or the FCC Licenses which are pending before the FCC.

(c)    The Stations are not co-located with any full-power or Class A television stations being repacked by the FCC.
(d)    The Assets owned by Sellers are in material compliance with all rules and regulations of the Federal Aviation Administration applicable to the Stations. Each antenna structure that is required to be registered with the FCC has been registered with the FCC. Schedule 1.1(a) contains a list of the antenna registration numbers for each tower owned or leased by Sellers (and included in the Assets) that requires registration under the rules and regulations of the FCC. All material reports and other filings required by the FCC with respect to the Stations have been properly and timely filed.
(e)    The operation of the Stations does not expose workers or others to levels of radio frequency radiation in excess of the “Radio Frequency Protection Guides” recommended in “American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz” (ANSI/IEEE C95.1 - 1992), issued by the American National Standards Institute, and renewal of the FCC Licenses would not constitute a “major action” within the meaning of Section 1.1301 et seq., of the FCC’s rules.
4.6.    Real Property.
(a)    Real Property. Sellers own two parcels of real property in the market in which the Stations are located, neither of which is used in the current operation of the Stations and both of which are Excluded Assets.
(b)    List of Leases. To Sellers’ Knowledge, the Real Estate Leases are the only real property leases to which any Seller is a party either as lessor, licensor, lessee or licensee and that are used in the business or operation of the Stations except for the Office Leases. Sellers have furnished to Buyers true and complete copies of the Real Estate Leases and the Office Leases, along with all modifications and amendments thereto, except as set forth on Schedule 1.1(c). Except as set forth on Schedule 1.1(c), there are no material oral agreements between any Seller and any landlord or lessor under any of the Real Estate Leases or the Office Leases.
(c)    Leased Real Property. With respect to the real property and improvements, if any, subject to the Real Estate Leases (the “Leased Real Property”): (i) each applicable Seller is the owner and holder of the entire interest in the leasehold estate purported to be granted by the Real Estate Leases and the Office Leases, except for subtenants and other user rights under the Office Leases; (ii) the Real Estate Leases and the Office Leases constitute legal, valid and binding obligations of the applicable Seller and, to Sellers’ Knowledge, the respective landlords, enforceable in accordance with their respective terms; and (iii) to Sellers’ Knowledge, there are no defaults currently existing by Sellers under any of the Real Estate Leases or the Office Leases, and no written notices of default have been received by any Seller which have not been cured, and no events have occurred that with the lapse of time, notice, or otherwise would constitute a default under any of the Real Estate Leases or the Office Leases.
(d)    Improvements. Except as set forth on Schedule 1.1(c), Sellers have not received any written notice from any Governmental Authority claiming any improvements

(including buildings and other structures) on the Leased Real Property are in material violation of applicable Laws. All improvements (including buildings and other structures) owned by Sellers, if any, on the Leased Real Property are in good operating condition and repair, normal wear and tear excepted.
4.7.    Contracts. The Material Assumed Contracts, together with any Contracts added to Schedule 1.1(d) within ten (10) days of the date hereof, and together with any Contracts made in accordance with Article 9, constitute all of the material Contracts to which any Seller is a party that are used primarily in the business or operations of the Stations except for Excluded Assets. Each of the Assumed Contracts constitutes a legal, valid and binding obligation of the applicable Seller and, to Sellers’ Knowledge, each other party thereto, and enforceable by each applicable Seller in accordance with its terms, except as limited by Laws affecting creditor’s rights or equitable principles generally. Neither any Seller nor, to the Knowledge of Sellers, any other party thereto, is in any material respect in default under the Assumed Contracts.
4.8.    Compliance with Laws. Except as set forth in Schedule 4.8 and except as has not had or will not have a Material Adverse Effect, since January 25, 2013, Sellers have complied with, and are not in violation of, any Laws or Orders. Sellers have not received any notice asserting any material noncompliance with any Law or Order relating to the Assets or in connection with the operation of the Stations. There is no pending or, to Sellers’ Knowledge, threatened, investigation, audit, review or other examination of the Stations, and no Seller is subject to any Order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the FCC or any other Governmental Authority.
4.9.    Governmental Consents. Except for the FCC Consents, the execution, delivery and performance by Sellers of this Agreement and the other documents contemplated herein, and the consummation by Sellers of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, administrative or other Governmental Authority.
4.10.    Taxes. All federal, state, local and other material Tax Returns required to be filed by Sellers have been timely filed or caused to be filed, and all Taxes shown on such Tax Returns as being due and payable or due and payable pursuant to any assessment received in connection with such Tax Returns have been paid. All such Tax Returns are true, complete and correct in all material respects; no deficiency in payment of any Taxes related to the Assets for any period has been asserted by any taxing authority which remains unsettled as of the date hereof, no written inquiries have been received from any taxing authority with respect to possible claims for taxes or assessments on the Assets.
4.11.    Reports. All reports and statements that Sellers are required to file with the FCC in respect of the Stations have been filed, and all reporting requirements of the FCC have been complied with, except where non-compliance, individually or in the aggregate will not have a Material Adverse Effect.

4.12.    Environmental Matters in respect of the Real Property.
(a)    Except as set forth on Schedule 4.12, no Seller has received any notice from any Governmental Authority since February 28, 2015 with respect to any Leased Real Property of any material violation or alleged violation of any Law pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter collectively “Environmental Laws”);
(b)    To Sellers’ Knowledge, no portion of the Leased Real Property has been used by Sellers or any other Person for the handling, manufacturing, processing, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws related to the Leased Real Property;
(c)    To Sellers’ Knowledge, except as set forth on Schedule 4.12, since February 28, 2015, no Hazardous Substances have been released (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) on, upon, into or from any of the Leased Real Property in material violation of applicable Environmental Laws; and
(d)    Notwithstanding anything else to the contrary in this Article 4, the representations and warranties in this Section 4.12 constitute the sole representations and warranties of Sellers with respect to environmental matters or compliance with Environmental Law.
4.13.    Broker’s Fees. Neither Sellers, nor any Person acting on Sellers’ behalf, has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Sellers in connection with the transactions contemplated by this Agreement.
4.14.    Insurance. Sellers maintain insurance policies or other arrangements with respect to the Stations and the Assets consistent with industry practice, including coverage of all buildings, towers, antennas, dishes, transmission lines, transmitters and other Assets used in the operation of the Stations, and will maintain such policies or arrangements until the Closing. Sellers have not received notice from any issuer of any material policy of its intention to cancel, terminate or refuse to renew any such policy issued by it with respect to the Stations and the Assets.
4.15.    Property. Sellers own or hold the Assets free and clear of Liens, other than Permitted Liens. All items of Personal Property are in normal operating condition, ordinary wear and tear excepted and are suitable for the purpose for which such items are presently used. All material equipment used in the day-to-day operations of the Stations that is included in the Assets is in normal operating condition and repair, subject only to ordinary wear and tear and routine maintenance, and, to Sellers’ Knowledge, is in conformity with all applicable Laws. All tangible Assets are in the possession or control of a Seller.

4.16.    Sufficiency of Assets. Except for the Excluded Assets and subject to Section 1.6, the Assets constitute all of the assets (a) used or held for use by Sellers in the business or operation of the Stations as currently conducted, and (b) necessary for the business or operation of the Stations as currently conducted.
4.17.    Financial Statements. Sellers have provided to Buyers copies of their (i) unaudited statements of operations and balance sheets for the Stations for the years ended February 28, 2015, February 29, 2016 and February 28, 2017 (the “Full Year Financial Statements”) and (ii) unaudited statements of operations and balance sheets for the Stations dated November 30, 2017 and for the nine (9) month period then ended (the “Interim Financial Statements”); and (iii) unaudited statements of operations and balance sheets for the Stations for the months of December 2017 and January 2018 (the “Monthly Statements” and, together with the Full Year Financial Statements and the Interim Financial Statements, the “Financial Statements”). The information included in the Full Year Financial Statements is included in the overall audited consolidated financial statements of Sellers and their Affiliates, but the Financial Statements are not separately audited. The Financial Statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of the Stations as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among business units, which might or might not include the Stations, as determined by Sellers in good faith and consistently with past practice, and (ii) the Financial Statements do not include (A) income tax expense or benefit, interest income and expense, and non-cash compensation expenses associated with equity compensation arrangements, (B) amortization of the deferred credit under the national sales representation agreement related to the buyout of the prior national sales representation agreement in 2007, or (C) disclosures required by GAAP in notes accompanying the financial statements.
4.18.    Absence of Certain Changes. From February 28, 2017 to the date hereof, Sellers have conducted the business of the Stations in the Ordinary Course of Business.
4.19.    Absence of Undisclosed Liabilities. Except for the Assumed Liabilities and pursuant to the prorations under Section 2.1, there are no Liabilities of Sellers with respect to the Stations that will be binding upon Buyers after Closing, except for any that would not have, individually or in the aggregate, a Material Adverse Effect.
4.20.    Employment Matters.
(a)    Sellers have delivered to Buyers an executive summary of each material (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment agreement or arrangement, (iii) health or medical benefits, (iv) vacation or sick leave benefits or (v) life or disability insurance benefits that is maintained, administered or contributed to by Sellers and that covers any employee set forth on Schedule 14.1 or any Contract Employee or with respect to which Sellers have any material Liability relating to the Stations (collectively, the “Company Plans”).
(b)    Subject to Section 14.2, the employment by Sellers of each employee set forth on Schedule 14.1 is at-will employment, meaning that such Person may be terminated at any time, without penalty or Liability of any kind (other than accrued vacation pay, COBRA benefits and other benefits required by applicable Law, if any, and other than as set forth in Section 14.6) except as such termination may be restricted by the current Law of the jurisdiction in which such Person is employed.
(c)    Except as set forth on Schedule 4.20, there are no active, pending or, to Sellers’ Knowledge, threatened administrative or judicial Proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, ERISA, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act or any other foreign, federal, state, county or local Law (including common Law), ordinance or regulation relating to employees listed on Schedule 14.1 and Contract Employees, nor are there any internal company investigations concerning alleged violations of the same, in each case that would, individually or in the aggregate, result in a Material Adverse Effect.
(d)    Except as set forth on Schedule 4.20, Sellers have paid in full or accrued, with respect to all employees listed on Schedule 14.1 and Contract Employees, all wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof.
(e)    Except as set forth on Schedule 4.20, there is not presently pending or existing and, to the Knowledge of Sellers, there is not threatened, (i) with respect to the Stations, any labor dispute, strike, slowdown, picketing, or work stoppage, or (ii) any substantial effort to organize any Station Employees into a new or modified collective bargaining unit, or (iii) to Sellers’ Knowledge, any grievance under any company policy or employment agreement by any employees listed on Schedule 14.1 or Contract Employees that could reasonably be expected to have a Material Adverse Effect.
(f)    There is no material dispute, claim, or Proceeding pending with or, to Sellers’ Knowledge, threatened by the U.S. Citizenship and Immigration Services with respect to the Stations.
(g)    Neither Sellers nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed, with respect to the Stations, to (i) any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) any plan subject to Title IV of ERISA; (iii) an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code; or (iv) a multiple employer plan. “ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 3(40)(b) or 4001(b) of ERISA.
(h)    To Sellers’ Knowledge, each of the Company Plans has been established, operated and administered in material compliance with its terms and applicable Law, including but not limited to ERISA and the Code. To Sellers’ Knowledge, no event has occurred and no condition exists with respect to the Company Plans that would subject the Buyers, HR, or any of the Assets being sold to any Tax, fine, Lien, penalty or other Liability. Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified or is permitted to rely on the opinion letter of a prototype plan or volume submitter sponsor, and to Sellers’ Knowledge, nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan.
(i)    Sellers have provided Buyers with regard to each employee set forth on Schedule 14.1 and each Contract Employee: each such employee’s position; the location at which employed; current compensation rate; and whether such employee participates in the Sellers’ 401(k) Plan and health Plan.
(j)    To Sellers’ Knowledge, there are no Contract Employees or employees set forth on Schedule 14.1 who are not in lawful status pursuant to the immigration laws of the United States.
(k)    Except as set forth on Schedule 4.20, Sellers do not provide continuation of any benefit to Station Employees after termination of employment other than as required under Section 4980B of the Code, or similar provision of applicable state Law.
(l)    To Sellers’ Knowledge, no default, violation, error or omission has occurred on or prior to the Closing Date with respect to any of the Company Plans for which Buyers or HR could be liable as a result of the consummation of the transactions contemplated by this Agreement. No Company Plan has terms requiring assumption by Buyers. No assets of any Seller are subject to any Lien under any provision of ERISA or the Code.
(m)    Except as set forth in Schedule 4.20, and except for stay bonuses and other obligations that will be satisfied by Sellers, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance pay or unemployment compensation) becoming due to any director or employee of any Seller; (ii) result in the acceleration of vesting under any Company Plan; or (iii) materially increase any benefits otherwise payable under any Company Plan; and any such payment or increase in benefits is fully deductible under the Code, including but not limited to Sections 162, 280G and 404. Except as set forth in Schedule 4.20, and except for stay bonuses and other obligations that will be satisfied by Sellers, neither Sellers nor any ERISA Affiliate has announced any plan or commitment to create any additional Company Plan or to amend or modify any Company Plan.
(n)    None of Sellers are, nor has any Seller been in the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other contract or agreement with a union, works council or labor organization with respect to any Station Employees (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent Station Employees, and no Union or group of Sellers’ employees is seeking or has sought to organize Station Employees for the purpose of collective bargaining. Since June 30, 2015, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Seller with respect to any Station or any of the Station Employees. No Seller has any duty to bargain with any Union with respect any Station Employees.

(o)    To Sellers’ Knowledge, and except as otherwise set forth in one or more Schedules for this Section, no event has occurred, and no condition exists, as of, or prior to the Closing Date, with respect to any Company Plan for or with respect to which Buyers or HR could incur any liability, tax, penalty or assessment, regardless of whether any such event or condition is known or unknown, contingent or otherwise, including without limitation, as a result of any matter that could adversely affect the tax-qualified status of a Company Plan (or the tax-exempt status of a related trust), as a result of any act or omission of any fiduciary, actuary or administrator of any Company Plan, or as a result of any claim by a participant or beneficiary.
4.21.    Permits and Rights. Sellers possess all material Permits that are necessary to permit Sellers to engage in the business of the Stations as presently conducted in and at all locations and places where they are presently operating and conducting the business of the Stations. The FCC Licenses and material Permits (if any) are listed on Schedule 1.1(a).
4.22.    Intentionally Omitted.
4.23.    Intentionally Omitted.
4.24.    Claims Against Third Parties. Schedule 4.24 sets forth a list and brief description of all of Sellers’ known breach of contract and tort claims against any Person, if any, related to the conduct of the business of the Stations.
4.25.    Station Intellectual Property.
(a)    Except as set forth on Schedule 4.25, to Sellers’ Knowledge each Seller, as applicable, is the owner or licensee of the Station Intellectual Property free and clear of Liens other than Permitted Liens.
(b)    Schedule 1.1(e) sets forth a list of all registrations and applications for registration of each Seller’s owned Station Intellectual Property used in the business of the Stations, and specifies, where applicable, the jurisdictions in which each such item of Station Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners, and any filing deadlines for responses, affidavits or renewals applicable to the Station Intellectual Property that occur within three months of the Closing Date. Schedule 1.1(e) sets forth a list of all material licenses, sublicenses and other agreements to which any Seller is a party that relate to the business of the Stations and pursuant to which any Seller or any other Person is authorized to use or license (as licensor or licensee) the use of any material Station Intellectual Property. Except as set forth in Schedule 4.25, the execution and delivery of this Agreement by Sellers, and the consummation of the transactions contemplated by this Agreement, will not cause any Seller to be in violation or default under any such license, sublicense or agreement, nor entitle any other Person to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as would not have a Material Adverse Effect.
(c)    Except as set forth on Schedule 4.25, as of the date of this Agreement, no written claims with respect to any item of Station Intellectual Property owned or used by Sellers has been received by Sellers or, to Sellers’ Knowledge, have been threatened in writing by any Person (i) to the effect that the business of the Stations infringes on any Intellectual Property of other Persons, (ii) against the use by Sellers of any material Station Intellectual Property used in the business of the Stations as currently conducted or under development for use in the business of the Stations or (iii) challenging the ownership by Sellers, or the validity or effectiveness, of any Station Intellectual Property used in the business of the Stations as currently conducted or under development for use in the business of the Stations. To Sellers’ Knowledge, except as set forth on Schedule 4.25, there is not currently ongoing any unauthorized use, infringement or misappropriation of any of Sellers’ Station Intellectual Property by any Person, including, to Sellers’ Knowledge, any employee or former employee of Sellers.
(d)    Schedule 1.1(e) and sets forth a complete list of all domain names and applications and registrations therefor included within the Station Intellectual Property and all social media accounts included within the Station Intellectual Property, together with a list of persons who hold or control the access credentials of such social media accounts.
(e)    Sellers are in compliance with all applicable Laws and contractual obligations of Sellers governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”) except where non-compliance will not have a Material Adverse Effect on the Stations. Collection and Use of such Customer Information is in accordance in all material respects with Sellers’ privacy policies (or applicable terms of use) as published on their respective websites or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which Sellers are bound or otherwise subject and any contractual obligations of Sellers to their customers (actual or potential) regarding privacy. Sellers take commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use including appropriate backup, security, and disaster recovery technology, and to Sellers’ Knowledge no Person has gained unauthorized access to any of Sellers’ software, data, systems, or networks with respect to the Stations or the Excluded Stations.
(f)    Other than claims of patent infringement asserted by Mission Abstract Data against radio broadcasting businesses generally, the business of each Seller and the Stations does not infringe or violate any Intellectual Property of other Persons. To Sellers’ Knowledge, the execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Sellers’ obligations hereunder or thereunder, will not violate any such applicable Law or any of Sellers’ privacy policies (or applicable terms of use) or any other contractual obligation of Sellers governing the Collection and Use of Customer Information.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EMMIS

Emmis hereby represents and warrants to Buyers and HR that, subject to the specific terms herein and to the disclosures in the schedules referenced in this Article 5, the following representations and warranties are true and correct as of the date of this Agreement:
5.1.    Organizational and Standing. Emmis is a corporation duly formed, validly existing and in good standing under the laws of the State of Indiana, (ii) is or at the time of Closing will be qualified to do business in all jurisdictions where failure to do so would have a material adverse effect on its ability to complete the transactions contemplated by this Agreement, and (iii) has all necessary power and authority to carry on its business.
5.2.    Authorization and Binding Obligation. Emmis has all necessary power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been, and any other documents contemplated hereby and requiring approval or signature by Emmis at or prior to Closing will be, duly executed and delivered by Emmis, and have been or shall have been approved by all necessary corporate action of Emmis. This Agreement constitutes (and each of the Related Documents to which Emmis is a party, when executed and delivered, will constitute) valid and binding obligations enforceable against Emmis in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
5.3.    Absence of Conflicting Agreements or Required Consents. Except for the FCC Consents, the execution, delivery and performance of this Agreement by Emmis does not and will not: (i) violate any provision of Emmis’s Organizational Documents; (ii) require the consent of any Governmental Authority; (iii) violate any material Law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Authority; and (iv) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract to which Emmis is now subject.
5.4.    Absence of Litigation. There is no claim, litigation, arbitration or proceeding pending or, to the Knowledge of Emmis, threatened, before or by any court, Governmental Authority or arbitrator relating to Emmis that seeks to enjoin or prohibit, or that could hinder or impair, Emmis’ performance of its obligations under this Agreement.
5.5.    Broker’s Fees. Neither Emmis nor any person or entity acting on its behalf have agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no other person or entity is entitled to any such payment from Emmis in connection with the transactions contemplated by this Agreement.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYERS
Each Buyer hereby represents and warrants to Sellers, with respect to such Buyer, and HR hereby represents and warrants to Sellers with respect to Buyers, that, subject to the specific terms herein, the following representations and warranties are true and correct as of the date of this Agreement:
6.1.    Organizational and Standing. Each Buyer (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) is or at the time of Closing will be qualified to do business in all jurisdictions where failure to do so would have a material adverse effect on the performance of this Agreement or any Related Documents, and (iii) has all necessary power and authority to own, operate and lease the Assets and carry on the business of the Stations. As of the Closing Date, Buyers will be qualified to do business in all jurisdictions where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder.
6.2.    Authorization and Binding Obligation. Each Buyer has all necessary power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been, and each of the other documents contemplated hereby at or prior to Closing will be, duly executed and delivered by Buyers, and have been approved by all necessary limited liability company action of Buyers. This Agreement constitutes (and each of the Related Documents, when executed and delivered, will constitute) valid and binding obligations enforceable against Buyers in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
6.3.    Absence of Conflicting Agreements or Required Consents. Except for the FCC Consents, the execution, delivery and performance of this Agreement by Buyers does not and will not: (i) violate any provision of Buyers’ Organizational Documents; (ii) require the consent of any Governmental Authority; (iii) violate any material Law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Authority; and (iv) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract to which any Buyer is now subject.
6.4.    Absence of Litigation. There is no claim, litigation, arbitration or proceeding pending or, to the Knowledge of Buyers, threatened, before or by any court, Governmental Authority or arbitrator relating to Buyers that seeks to enjoin or prohibit, or that could hinder or impair, Buyers’ performance of their obligations under this Agreement.
6.5.    FCC Qualifications. St. Louis FCC is qualified under the Communications Act of 1934, as amended (the “Communications Act”) and the rules and regulations of the FCC, including without limitation the multiple ownership rules, as in effect on the date hereof, to be an assignee of the FCC Licenses. Buyers are not aware of any fact relating to Buyers that would, under present Law (including published policies of the FCC), disqualify Buyers from being the assignees of the Stations or that would delay FCC approval of the assignment of the FCC licenses.
6.6.    Broker’s Fees. Neither Buyers nor any person or entity acting on their behalf have agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no other person or entity is entitled to any such payment from Buyers in connection with the transactions contemplated by this Agreement. Buyers shall indemnify and hold harmless Sellers for any payment due to any broker or agent based on any agreement made by Buyers.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF HR
HR hereby represents and warrants to Sellers that, subject to the specific terms herein, the following representations and warranties are true and correct as of the date of this Agreement:
7.1.    Organizational and Standing. HR (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) is qualified to do business in all jurisdictions where failure to do so would have a material adverse effect on HR’s ability to perform its obligations hereunder, and (iii) has all necessary power and authority to carry on its business.
7.2.    Authorization and Binding Obligation. HR has all necessary power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been, and any other documents contemplated hereby and requiring approval or signature by HR at or prior to Closing will be, duly executed and delivered by HR, and have been or shall have been approved by all necessary limited liability company or corporate action of HR. This Agreement constitutes (and each of the Related Documents to which HR is a party, when executed and delivered, will constitute) valid and binding obligations enforceable against HR in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.
7.3.    Absence of Conflicting Agreements or Required Consents. Except for the FCC Consents, the execution, delivery and performance of this Agreement by HR does not and will not: (i) violate any provision of HR’s Organizational Documents; (ii) require the consent of any Governmental Authority; (iii) violate any material Law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Authority; and (iv) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract to which HR is now subject.
7.4.    Absence of Litigation. There is no claim, litigation, arbitration or proceeding pending or, to the Knowledge of HR, threatened, before or by any court, Governmental Authority or arbitrator relating to HR that seeks to enjoin or prohibit, or that could hinder or impair, HR’s performance of its obligations under this Agreement.
7.5.    Broker’s Fees. Neither HR nor any person or entity acting on its behalf have agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no other person or entity is entitled to any such payment from HR in connection with the transactions contemplated by this Agreement. HR shall indemnify and hold harmless Sellers for any payment due to any broker or agent based on any agreement made by HR.
ARTICLE 8
GOVERNMENTAL CONSENTS
8.1.    FCC Application.
(a)    The assignments of the FCC Licenses as contemplated by this Agreement are subject to the prior consent and approval of the FCC. Prior to Closing, Buyers shall not directly or indirectly control, supervise, direct, or attempt to control, supervise, or direct, the operation of any Station.
(b)    As soon as practicable, and in any event within five (5) business days following the date of the execution of this Agreement, Buyers and Sellers shall prepare and jointly file the FCC Applications and the Parties shall use all commercially reasonable efforts to cause the FCC to accept the FCC Applications for filing as soon as practicable after such filing. Buyers and Sellers shall thereafter prosecute the FCC Applications in good faith and with all reasonable diligence and otherwise use all commercially reasonable efforts to obtain the grant of the FCC Consents as expeditiously as practicable. Neither Party will take any action that it knows, or reasonably believes, would prevent or delay grant of the FCC Applications. Sellers shall promptly enter into reasonable tolling or other arrangements with the FCC if necessary to resolve any complaints before the FCC relating to the Stations in order to obtain the FCC Consents.
(c)    Each Party shall bear one-half of the cost of the FCC filing fees for the FCC Applications. Each Party shall bear its own costs and expenses (including the legal fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Applications to be prepared by it and in connection with the processing and defense of the application.
(d)    Each Party, at its own expense, shall use its commercially reasonable efforts to oppose any efforts or any requests by third parties for reconsideration or review of the FCC Consents by the FCC or a court of competent jurisdiction.
ARTICLE 9
COVENANTS
9.1.    Certain Covenants.
(a)    Affirmative Covenants of Sellers. Between the date of this Agreement and the Closing Date, except as provided in the LMA:
(i)    Sellers shall promptly notify Buyers in writing if Sellers have Knowledge prior to Commencement and prior to Closing of: (1) any representations or warranties contained in Articles 4 or 5 that are no longer true and correct in any material respect or of any fact or condition that would constitute a material breach of any such representation or warranty as of

Closing, (2) the occurrence of any event that would require any material changes or amendments to the schedules and exhibits attached to this Agreement, (3) of the occurrence of any event that may make the satisfaction of the conditions in Article 10 impossible or unlikely, or (4) the occurrence of any other event that violates any material covenants, conditions or agreements to be complied with or satisfied by Sellers under this Agreement;
(ii)    Sellers will use all commercially reasonable efforts to comply in all material respects with all Laws applicable to each Seller’s use of the Assets and operate and maintain the Stations and all operations in material conformity with the FCC Licenses, the Communications Act, and the rules and regulations of the FCC;
(iii)    Sellers will maintain the Assets in customary repair, maintenance and condition, except for wear and tear incurred in the Ordinary Course of Business, and Sellers will continue to make capital expenditures in the Ordinary Course of Business as contemplated in the current capital expenditure plan of Sellers;
(iv)    Sellers will use all commercially reasonable efforts to maintain in full force and effect the FCC Licenses relating to the Stations and the Assets and, except as set forth elsewhere in this Agreement, take any action reasonably necessary before the FCC, including the preparation and prosecution of applications for renewal of the FCC Licenses, if necessary, to preserve such licenses in full force and effect without Material Adverse Effect;
(v)    Sellers will maintain in full force and effect reasonable property damage and liability insurance on the Assets in at least the amount provided for by the policies currently maintained by Sellers;
(vi)    Sellers shall conduct the business of the Stations in the Ordinary Course of Business of the Stations;
(vii)    Sellers shall use commercially reasonable efforts to preserve intact the business of the Stations and maintain the relations and goodwill, if any, with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the business of the Stations;
(viii)    Sellers shall use commercially reasonable efforts to cause the conditions set forth in Article 10 to be satisfied promptly; and
(ix)    Sellers shall maintain all books and records relating to the business of the Stations.
(b)    Negative Covenants of Sellers. Between the date of this Agreement and the Closing Date, except as provided in the LMA, and except as expressly permitted by this Agreement, or with the prior written consent of Buyers:
(i)    Sellers will not engage in any hiring, discharge or employee compensation practices that are outside the Ordinary Course of Business;

(ii)    Sellers will not (A) terminate, modify or amend any Material Assumed Contract except (1) in the Ordinary Course of Business, or (2) as reasonably necessary to transfer such Material Assumed Contract to Buyers, or (B) knowingly take or fail to take any action that would cause a breach of any Material Assumed Contract;
(iii)    No Seller will voluntarily create any Lien on any of the Assets, other than Permitted Liens;
(iv)    No Seller will sell, assign, lease or otherwise transfer or dispose of any of the Assets, except for Assets consumed or disposed of in the Ordinary Course of Business;
(v)    No Seller will modify or amend, or seek to modify or amend, any of the FCC Licenses without Buyers’ prior written consent except as necessary for Sellers to be in compliance with the Communications Act; provided, that Buyers shall not unreasonably withhold, condition or delay their consent unless the modification is materially adverse to the interests of Buyers or the Stations; and provided, further, Sellers shall have the right to file and pursue any and all FCC License renewals that Sellers deem necessary or advisable;
(vi)    Sellers shall not increase the compensation of any employee set forth on Schedule 14.1 or any Contract Employee, except for normal pay increases to such employees granted in the Ordinary Course of Business or as required pursuant to Contracts or Law, and except for stay bonuses and other obligations that will be satisfied by Sellers; and
(vii)    None of Sellers shall authorize or enter into an agreement to do any of the foregoing.
(c)    Covenants of Buyers.
(i)    Buyers shall promptly notify Sellers in writing if Buyers have Knowledge prior to the Closing of: (1) any representations or warranties contained in Articles 6 or 7 that are no longer true and correct in any material respect, (2) the occurrence of any event that would require any changes or amendments to the schedules or exhibits attached to this Agreement, or (3) the occurrence of any other event that may result in a violation of any covenants, conditions or agreements to be complied with or satisfied by Buyers under this Agreement; provided, however, that no such notice shall qualify or otherwise limit in any way Buyers’ representations, warranties, covenants or agreements herein.
(ii)    HR shall ensure that Buyers timely make all payments and perform their obligations under the LMA. At Closing, HR will make capital contributions to Buyers in an amount sufficient to enable them to pay the Purchase Price and all costs, fees, Taxes, Transfer Taxes and other expenses for which Buyers are responsible under this Agreement or applicable Law.
(d)    Covenants of Sellers and Buyers. In the event that after Closing the FCC or a court of competent jurisdiction rescinds the FCC Consents, and such rescission becomes a Final Order, then the Parties shall cooperate with each other and use their best efforts to bring about, to the maximum extent possible, the fair and equitable restoration of each of the Parties to its position prior to execution of this Agreement.
9.2.    Access.
(a)    Between the date of this Agreement and the Closing Date, Sellers will provide Buyers, their counsel, accountants, financial advisors, bankers or other financing parties, environmental consultants, appraisers and other advisers and representatives, (i) such books and records, including copies of all Assumed Contracts, environmental and engineering studies and reports, and other documents and contracts pertaining solely to the Assets or the Stations that are in Sellers’ possession, custody or control and (ii) access to the Stations’ properties, Assets and personnel. Buyers and their consultants and agents shall not contact employees of Sellers without Emmis’ express approval.
(b)    To the extent not completed before the date of this Agreement, on one or more mutually acceptable dates, on or before February 21, 2018, Sellers shall provide technical and engineering representatives of Buyers access to the Stations’ broadcast and studio facilities and shall allow such representatives to review and perform customary engineering tests on Sellers’ studio-to-transmission links and broadcast signals, as well as to perform other customary due diligence evaluations of the broadcast and studio facilities.
9.3.    No Inconsistent Action. Between the date of this Agreement and Closing hereunder or termination of this Agreement, each Party shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of such Party to consummate the sale and purchase of the Assets.
9.4.    Exclusivity. None of Sellers or Emmis, nor any of their respective owners, employees, officers or directors, or any agent or any representative thereof shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing hereunder or the termination of this Agreement, directly or indirectly solicit, initiate or encourage offers from, negotiate, engage in discussions with or in any manner encourage, accept or actively consider any proposal of any other Person relating to (i) the acquisition of the business of the Stations or the Assets or (ii) any merger, consolidation or business combination, or direct or indirect acquisition of the ownership interests of Sellers that, in any case under either clause (i) or (ii), would prevent the consummation of the transactions contemplated hereby.
9.5.    Confidentiality. Each Party shall comply with the terms of Section 15.1 hereof.
9.6.    Further Assurances. Sellers and Buyers shall cooperate and take such actions, and execute such other documents, at Closing or thereafter, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement, including, for example, promptly advising each other of all communications relevant to the transactions contemplated by this Agreement received from the FCC or other Governmental Authority after the date of this Agreement and furnishing each other with copies of all such written communications.

9.7.    Local Marketing Agreement. The parties are concurrently entering into the LMA with respect to the Stations providing for commencement thereunder on March 1, 2018. Notwithstanding anything to the contrary in this Agreement or the LMA, during the term of the LMA the Stations shall continue to comply with all programming and other obligations under the Assumed Contracts, except those, if any, terminated at Buyers’ sole cost with no liability to Sellers, which shall be subject to Sellers’ prior written consent, and those, if any, that expire without renewal or are terminated by Sellers consistent with Article 9 of this Agreement or with Buyers’ prior written consent. Buyers acknowledge and agree that Sellers, in the capacity as licensee of the Stations, shall not be deemed responsible for or have authorized or consented to any action or failure to act on the part of the Buyers or their Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with the LMA solely by reason of the fact that prior to Closing, Sellers shall have the legal right to control, manage and supervise the operation of the Stations and the conduct of the business of the Stations.
9.8.    Transition Efforts. Beginning at Closing, the Parties shall use their respective commercially reasonable efforts to accomplish a timely, smooth, uninterrupted and organized transfer and acquisition of the Assets.
9.9.    Press Releases. Sellers and Buyers agree that, from the date hereof through the Closing hereunder, or, in the event this Agreement is terminated, for a period of six months following termination, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior consent of the other Parties, which consent shall not be unreasonably withheld, except as such release or announcement may be required by any Law or securities exchange requirement, in which case the Party required to make the release or announcement shall, allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.
9.10.    Consents and Estoppels; Benefit of Agreements. The Parties shall use all commercially reasonable efforts (but shall not be required to make any payment except in connection with the FCC Consents) to obtain all consents and approvals of Persons to the consummation of the transactions contemplated by this Agreement, all in a form acceptable to the parties, acting reasonably, and estoppel certificates from the landlords under the Assumed Leases. If, with respect to any Assumed Contract other than an Assigned Employment Agreement, a required consent to the assignment is not obtained, following the Closing, except as otherwise set forth on Schedule 1.1(d), Sellers and Emmis shall use their commercially reasonable efforts to keep such Assumed Contract in effect and give Buyers the benefit of it to the same extent as if it had been assigned, and Buyers shall perform Sellers’ obligations under the agreement relating to the benefit obtained by Buyers. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of the other party.
9.11.    Intentionally Omitted.
9.12.    Other Financial Information. Between the date of this Agreement and Commencement, Sellers and Emmis shall make available to Buyers such other financial information with respect to the Stations as Buyers may reasonably request.

9.13.    Updates to Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Schedules to this Agreement with respect to any matter hereafter arising or of which it becomes aware after the date hereof, including with respect to matters existing on or prior to the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules as of the Closing Date; provided, that in the event such event, development or occurrence which is the subject of the Schedule Supplement or a notice pursuant to Section 9.1(a)(i) constitutes or relates to something that has had a Material Adverse Effect, then Buyers shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 10.1(a), subject to Section 13.1(e); provided, further, that if Buyers have the right to, but do not elect to terminate this Agreement within ten (10) business days of its receipt of such Schedule Supplement by delivering the notice required by Section 13.1(a), which shall be subject to the cure rights of Section 13.1(e), then Buyers shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 10.1, but such waiver shall not affect Buyers’ rights to indemnification hereunder.
9.14.    Off-the-Shelf Software Licenses. If, between the date hereof and Closing, it is determined that Sellers do not have licenses for off-the-shelf software for Sellers’ personal computers included in the Assets that are reasonably necessary for the operation of the Stations as they have been operated by Sellers, then such matters shall be the sole responsibility of Sellers. For the avoidance of doubt, the obligations of Sellers under this Section 9.14 relate solely to the software licenses reasonably required for Sellers’ operation of the Stations prior to Commencement.
9.15.    Accounting.
(a)    Within five (5) days after Commencement, Sellers shall provide Buyers with a list of the then-current Accounts Receivable.  Buyers will maintain a separate account for collection of the receivables arising from operation of the Stations after Commencement. After Commencement (i) Buyers shall not collect any Accounts Receivable, and Buyers shall promptly pay over to Sellers any Accounts Receivable they receive without offset, and (ii) Sellers shall not collect any receivables arising from operation of the Stations after Commencement, and Sellers shall promptly pay over to Buyers any such receivables of Buyers that Sellers receive without offset.  In determining any amounts to be paid over under this section, all amounts collected from the Stations’ account debtors shall be applied to the oldest account first, unless received by Buyers and otherwise directed by such account debtor under circumstances where Buyers believe in good faith that the application of payment thereof is not in violation of any existing or prior agreement between such account debtor and Sellers.
(b)    During the first fifteen (15) business days after Closing, Buyers shall make available to Sellers, at no additional cost, reasonable access to the Stations’ books and records, and the responsible employee(s) to consult with respect to such books and records, for the purposes of closing the books of the Stations for the period prior to Closing.
9.16.    The Office Leases. As provided by this Agreement and Schedule 1.2(i), the Office Leases are Excluded Assets. Subject to the terms of the Office Leases and the terms of Schedule 1.2(i), (i) during the term of the LMA, Sellers shall make available to Buyers a portion of the premises under the Office Leases for use for the Stations as provided by Section 13 of the LMA, and Buyers shall reimburse Sellers for one-half of the Office Rent during such term, and (ii) Buyers may continue to access and use such premises for the operation of the Stations for up to one year after Closing on the same terms and rent (provided that such use shall not be for the purpose of performing the LMA and that Buyers’ personnel, including Transferred Employees, shall not be subject to the direction and control of Sellers).  After such use ends, Buyers shall continue to reimburse Sellers for one-half of the Office Rent until January 31, 2021.  After such use and the Office Shared Use ends, Sellers shall use commercially reasonable efforts to sublease the premises under the Office Leases.  All reimbursement payments by Buyers to Sellers hereunder shall be made monthly at the same time the Office Rent is due.
9.17.    Auxiliary Site. The Auxiliary Transmitter Lease and Microwave Relay Lease provide for auxiliary transmitter facilities, microwave facilities and building space at a tower facility located at or near 2628 Porter Avenue, Brentwood, MO. The use and cost of such auxiliary site is shared by the Stations and the Excluded Stations. The Parties shall use commercially reasonable efforts to enter into new arrangements to allocate such use and cost consistent with the past practices of the Stations and the Excluded Stations effective upon the earlier of Closing or consummation of the sale of the Excluded Stations. Such arrangements will consist of sublicenses (with the owner of the Stations as sublicensor and the owner of the Excluded Stations as sublicensee) to allocate existing use (not a sublicense of the kind contemplated by Section 6 of the Auxiliary Transmitter Lease) unless otherwise required by, or necessary to obtain consent from, the landlord, in which case the Parties shall use commercially reasonable efforts to establish an arrangement reasonably necessary to obtain such consent or an alternative arrangement to give effect to the bifurcation contemplated hereby. The parties to enter into (and if necessary assign) each such arrangement will be determined based upon the timing of Closing and consummation of the sale of the Excluded Stations. The terms of the sublicense or other arrangement shall include: (i) rent, maintenance, repair, and replacement, and other expenses under each lease determined net of any income from third-party sublicenses then allocated under the Auxiliary Transmitter Lease 50/50, and under the Microwave Relay Lease 2/3 to the Stations and 1/3 to the Excluded Stations, (ii) a term co-extensive with the term of the Auxiliary Transmitter Site Lease or the Microwave Relay Lease, as applicable, including renewals and extensions, and (iii) a continuation of use consistent with past practices, including back-up generator shared use, if any, and use by the Excluded Stations for the HD-2 subchannel under an agreement with Radio Arts.
ARTICLE 10
CONDITIONS PRECEDENT
10.1.    To Buyers’ Obligations Regarding Closing. The obligations of Buyers hereunder to complete the transactions contemplated by this Agreement at Closing are subject to the satisfaction or to the waiver by Buyers in their sole discretion (except for Section 10.1(b) and Section 10.1(c) below, which may not be waived), at or prior to the Closing Date, of each of the following conditions (the “Buyers’ Closing Conditions”):

(a)    Representations, Warranties and Covenants.
(i)    All representations and warranties made by Sellers and Emmis shall be true and correct on the Closing Date as if made on the Closing Date except (i) where the failure of any representations and warranties to be true and correct (without regard to any materiality or Material Adverse Effect qualification) would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, and (ii) representations and warranties that are made as of a specific date, which shall only be tested as of such date.
(ii)    All of the terms, covenants and conditions to be complied with or performed by each Seller under this Agreement and the LMA on or prior to the Closing Date shall have been complied with or performed by each Seller in all material respects.
(b)    No Injunction. No Order of any court or Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms. No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would (i) restrain, prohibit or invalidate the transactions contemplated by this Agreement, or (ii) impose material restrictions, limitations or conditions with respect to Buyers’ ownership of the Assets.
(c)    FCC Consents. The FCC Consents shall have been obtained without the imposition of any condition materially adverse to Buyers or the Stations (which shall not include any fine paid or payable by Sellers) except those that are customary in the assignment of FCC licenses generally, and for avoidance of doubt, the obtaining of the FCC Consents shall not require that such consents shall have become a Final Order.
(d)    Material Consents. Buyers shall have received the Material Consents set forth on Schedule 10.1(d) (the “Material Consents”).
(e)    Deliveries. Sellers shall have made all deliveries required under Section 11.1.
(f)    Release of Liens. Buyers shall have received (i) a copy of a letter from the Administrative Agent confirming that upon Closing the Assets will be released from the Lien evidenced by the Financing Statements and authorizing the filing upon Closing of amendments to each of the Financing Statements, on form UCC-3, in each case deleting the Assets from the collateral covered by the Financing Statements, and (ii) if the Assets are subject to any other Liens, other than Permitted Liens, then reasonably satisfactory evidence that such Liens have been or will at Closing be terminated and released.
10.2.    To Sellers’ Obligations. The obligations of each Seller hereunder to complete the transactions contemplated by this Agreement at Closing are subject to the satisfaction or to the waiver by Sellers in their sole discretion (except for Section 10.2(b) and Section 10.2(c) below, which may not be waived), at or prior to the Closing Date, of each of the following conditions with respect to the Stations that are the subject of the Closing (“Sellers’ Closing Conditions”):

(a)    Representations, Warranties and Covenants.
(i)    All representations and warranties made by Buyers and HR in this Agreement shall be true and correct in all material respects (without regard to any materiality qualification therein) on and as of the Closing Date as if made on and as of that date, except those made as of a specific date, which shall only be tested as of such date.
(ii)    All of the terms, covenants and conditions to be complied with or performed by Buyers under this Agreement and the LMA on or prior to the Closing Date shall have been complied with or performed by Buyers in all material respects.
(b)    No Injunction. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms. No Proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would restrain, prohibit or invalidate the transactions contemplated by this Agreement.
(c)    FCC Consents. The FCC Consents shall have been obtained without the imposition of any condition materially adverse to Sellers of the Stations except those that are customary in an assignment of FCC licenses generally, and for avoidance of doubt, the obtaining of the FCC Consents shall not require that such consents shall have become a Final Order.
(d)    Deliveries. Buyers shall have made all the deliveries required under Section 11.2 and shall have paid the Purchase Price as provided in Section 2.1.
ARTICLE 11
DOCUMENTS TO BE DELIVERED AT THE CLOSING
11.1.    Documents to be Delivered by Sellers. At Closing, Sellers shall deliver to Buyers the following items (all documents which by their terms are to be executed by Sellers shall be duly executed by Sellers):
(a)    A certificate of each Seller in a form reasonably acceptable to the Parties, dated as of the Closing Date, certifying that the closing conditions specified in Section 10.1(a) and 10.1(b) have been satisfied;
(b)    Duly executed instruments of conveyance and transfer effecting the sale, transfer, assignment and conveyance of the Assets to Buyers as contemplated herein and mutually agreed upon by Buyers and Sellers, including the following:
(i)    assignment of the FCC Licenses, in customary form reasonably satisfactory to Buyers and Sellers;
(ii)    a bill of sale from Sellers for all Assets, in customary form reasonably satisfactory to Buyers and Sellers;

(iii)    an assignment of Sellers’ rights and the assumption of Sellers’ obligations under the Assumed Contracts (other than the Real Estate Leases), in customary form reasonably satisfactory to Buyers and Sellers (the “Contract Assignment and Assumption”);
(iv)    an assignment of Sellers’ rights and the assumption of Sellers’ obligations under each of the Real Estate Leases, in customary form reasonably satisfaction to Buyers and Sellers (each a “Lease and Assignment and Assumption”);
(v)    estoppel certificates, to the extent obtained, with respect to the Assumed Real Estate Leases (each, a “Lease Estoppel”);
(c)    The items described in Section 10.1(f);
(d)    Copies of the Material Consents; and
(e)    Such other documents, information, certificates and materials as may be reasonably required by Buyers.
11.2.    Documents to be Delivered by Buyers. At Closing, Buyers shall deliver to Sellers the following items (all documents which by their terms are to be executed by Buyer, shall be duly executed by Buyer):
(a)    A certificate of each Buyer in a form reasonably acceptable to the Parties, dated as of the Closing Date, certifying that the closing conditions specified in Sections 10.2(a) and 10.2(b) have been satisfied;
(b)    The Contract Assignment and Assumption;
(c)    Each Lease Assignment and Assumption;
(d)    The Purchase Price pursuant to Section 2.1 in immediately available wire transferred federal funds; and
(e)    Such other documents, information, certificates and materials as may be required by this Agreement.
ARTICLE 12
INDEMNIFICATION
12.1.    Sellers’ Indemnities. From and after Closing, Sellers and Emmis, jointly and severally (the “Seller Indemnifying Parties”) shall indemnify, defend, and hold harmless Buyers and their Affiliates (collectively, the “Buyer Indemnified Parties”) from and against, and reimburse them for, all claims, damages, liabilities, losses, judgments, fines, penalties, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses (each, a “Loss” and together, “Losses”), resulting from, related to, or in connection with:

(a)    Any breach or misrepresentation by Sellers or Emmis of any of their respective representations or warranties in this Agreement or in any Related Documents;
(b)    Any breach, misrepresentation, or other violation by Sellers or Emmis of any of their respective covenants or agreements in this Agreement or in any Related Documents;
(c)    Subject to the LMA, any third-party claims brought against Buyers or their Affiliates to the extent attributable to Sellers’ operation of the Stations or other business prior to the Closing;
(d)    Any Excluded Liabilities; and
(e)    Without limiting the generality of the foregoing, except to the extent included in the Assumed Liabilities, the failure of Sellers to timely withhold, collect, pay or remit any sales or use Tax or payroll or employment Tax imposed by any federal, state or local Taxing authority in connection with Sellers’ operations of the Stations before Commencement, or the failure of Sellers to pay any wages or compensation to any Station Employee before Commencement.
To the extent a claim for indemnification is or may be based on both a breach of a representation and warranty and pursuant to Section 12.1(c), (d) or (e), the indemnification claim shall be made pursuant to Section 12.1(c), (d) or (e), unless Buyers specifically provide otherwise in the notice of claim.
12.2.    Buyers’ Indemnities. From and after Closing, Buyers and HR, jointly and severally (the “Buyer Indemnifying Parties”) shall indemnify, defend and hold harmless each Seller and their Affiliates, and their respective shareholders, directors, officers, employees, and representatives (collectively, the “Seller Indemnified Parties”) from and against, and reimburse them for, all Losses resulting from:
(a)    Any breach, misrepresentation, or other violation by Buyers or HR of any of their representations or warranties in this Agreement or in any Related Documents;
(b)    Any breach, misrepresentation, or other violation by Buyers or HR of any of their covenants or agreements in this Agreement or in any Related Documents;
(c)    Any third-party claims brought against Sellers or their Affiliates to the extent attributable to Buyers’ operation of the Stations or use of the Assets following the Closing; or
(d)    Any Assumed Liability.
12.3.    Procedure for Indemnification. The procedure for indemnification shall be as follows:
(a)    The Party seeking indemnification under this Article 12 (the “Claimant”) shall give notice to the Party from whom indemnification is sought (the “Indemnitor”) of any claim or liability that might result in an indemnified Loss (an “Indemnified Claim”), specifying in reasonable detail (i) the factual basis for and circumstances surrounding the Indemnified Claim;

and (ii) the amount of the potential Loss pursuant to the Indemnified Claim if then known. If the Indemnified Claim relates to a Proceeding filed by a third party against Claimant, notice shall be given by Claimant as soon as practical, but in all events within fifteen (15) business days after Claimant learns of the Proceeding or written notice of the Proceeding is given to Claimant. In all other circumstances, notice shall be given by Claimant as soon as practical, but in all events within twenty (20) business days after Claimant becomes aware of the facts giving rise to the potential Loss; provided, however, that should the Claimant fail to notify the Indemnitor in the time required above, the Indemnitor shall only be relieved of its obligations pursuant to this Article 12 to the extent the Indemnitor is materially prejudiced by such delay or failure to timely give notice of an Indemnified Claim or potential Loss.
(b)    The Claimant shall make available to Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the Indemnified Claim or Loss and shall make available any information or documentation in Claimant’s possession, custody or control that is or may be helpful in defending or responding to the Indemnified Claim or Loss.
(c)    The Indemnitor shall have thirty (30) days after receipt of the indemnification notice referred to in sub-section (a) to notify the Claimant in writing that it elects to conduct and control the defense of any such Indemnified Claim; provided, however, such thirty (30) day period shall be reduced to such shorter period of time set forth in the applicable indemnification notice if the Indemnified Claim or Loss is based upon a third-party claim requiring a response in fewer than thirty (30) days.
(d)    If the Indemnitor does not advise the Claimant of its intent to conduct and control the defense of the Indemnified Claim or Proceeding within the time period specified above, the Claimant shall have the right to defend, contest, settle, or compromise such Indemnified Claim or Proceeding. If the Indemnitor properly advises the Claimant that it will conduct and control the Indemnification Claim or Proceeding, the Indemnitor shall have the right to undertake, conduct, defend, and control, through counsel of its own choosing and at its sole expense, the conduct, defense, and settlement of the Indemnified Claim or Proceeding, and the Claimant shall cooperate with the Indemnitor in connection therewith; provided, however, that: (i) the Indemnitor shall not consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, which consent shall not be unreasonably withheld; (ii) the Indemnitor shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant; (iii) upon a final determination of Proceeding, the Indemnitor shall promptly reimburse the Claimant for the full amount of any indemnified Loss or indemnified portion of any Loss resulting from the Indemnified Claim or Proceeding and all reasonable expenses related to such indemnified Loss incurred by the Claimant, except (A) fees and expenses of counsel for the Claimant in the event that Indemnitor has conducted or controlled the Proceeding and (B) any Loss not indemnifiable by Indemnitor; and (iv) no Indemnitor may, without the prior written consent of the Claimant, settle or compromise, or consent to the entry of any judgment in connection with, any Proceeding with respect to the claim described in the indemnification notice unless (A) such settlement or compromise involves only the payment of money; (B) there is no finding or admission of liability, any violation of any Law or any violation of the rights of any Person by the Claimant; and (C) the Indemnitor obtains an unconditional release of each Claimant from all Indemnified Claims or potential Loss arising out of the claim described in the indemnification notice and any Indemnified Claim or Proceeding related thereto.
12.4.    Limitations.
(a)    Except in the case of fraud or intentional misrepresentation, the Indemnitor shall only be required to indemnify the Claimant under this Article 12 for breaches of representations or warranties by the Seller Indemnifying Parties or Buyer Indemnifying Parties, as the case may be, pursuant to Section 12.1(a) (with respect to Buyer Indemnified Parties) or Section 12.2(a) (with respect to the Seller Indemnified Parties) if the aggregate amount of all Losses relating to claims for breaches of representations or warranties of the Seller Indemnifying Parties or Buyer Indemnifying Parties, as the case may be, pursuant to Section 12.1(a) (with respect to Buyer Indemnified Parties) or Section 12.2(a) (with respect to the Seller Indemnified Parties) exceeds Two Hundred Seventy Five Thousand Dollars ($275,000) (the “Basket”), after which the Claimant shall be entitled to recover, and the Seller Indemnifying Parties or Buyer Indemnifying Parties, as the case may be, shall be obligated for, all Losses in excess of Two Hundred Seventy Five Thousand Dollars ($275,000); provided that the foregoing limitation shall not apply to Losses relating to a breach by Sellers of their representations or warranties in Section 4.1 (Organization and Standing; Capitalization), Section 4.2 (Authorization and Binding Obligation), Section 4.5(a) (Station Licenses), Section 4.13 (Broker’s Fees), and the first, second and last sentences of Section 4.15 (Personal Property).
(b)    Except in the case of fraud or intentional misrepresentation, (i) the maximum aggregate liability of Sellers pursuant to Section 12.1(a) for any claim or claims for Losses for breaches of representations or warranties shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Cap”), and (ii) the maximum aggregate liability of Buyers pursuant to Section 12.2(a) for any claim or claims for Losses for breaches of representations or warranties shall not exceed the Cap; provided, however, that the Cap for any claim or claims for Losses relating to a breach by Sellers of their representations or warranties in Section 4.1 (Organization and Standing; Capitalization), Section 4.2 (Authorization and Binding Obligation), Section 4.5(a) (Station Licenses), Section 4.13 (Broker’s Fees), and the first, second and last sentences of Section 4.15 (Personal Property) shall be the Purchase Price.
12.5.    Certain Limitations. In calculating the amount of Losses of a Claimant under this Article 12:
(a)    any claim for indemnification under this Agreement shall be reduced and offset dollar-for-dollar by any insurance payment with respect to the matter for which indemnification is sought, in each case as and when actually received by the Party claiming indemnification; and
(b)    for purposes of indemnification for breaches of representations or warranties by a Party, (i) Materiality Qualifiers are to be used solely for the purpose of determining whether a breach of a representation or warranty has occurred, and (ii) once a breach has occurred, the

Materiality Qualifiers shall be ignored and the amount of the applicable Losses shall be calculated without regard to any Materiality Qualifiers contained in any such breached representation or warranty.
12.6.    Survival. Unless otherwise specified herein, each covenant and agreement contained in this Agreement or in any Related Document and required to be performed after Closing shall survive the Closing and be enforceable in accordance with its terms until the expiration of the applicable statute of limitations (including extensions thereof) for breach or enforcement of such covenant and agreement under applicable Law. All representations and warranties contained in this Agreement and each covenant or agreement contained in this Agreement that is required to be performed at or prior to Closing shall survive for a period of fifteen (15) months after the Closing (notwithstanding the foregoing, it is the agreement of the Parties that the rights conferred under Section 9.10 shall continue for the duration of the subject Contract giving rise to an arrangement pursuant to such Sections, exclusive of any renewal terms) and thereafter such representations and warranties shall expire, except that (i) any representation or warranty with respect to which an indemnification notice has been delivered for a breach thereof prior to the expiration of such fifteen (15) month period shall survive as to such claim until such claim is resolved; (ii) the representations and warranties set forth in Section 4.1 (Organization and Standing; Capitalization), Section 4.2 (Authorization and Binding Obligation), and Section 4.5(a) (Station Licenses), Section 4.10 (Taxes), Section 4.13 (Broker’s Fees) and the first, second and last sentences of Section 4.15 (Personal Property) shall survive for the applicable statute of limitations applicable to the matters subject to such respective representations and warranties, respectively, plus ten (10) business days.
12.7.    Exclusive Remedies following the Closing. Buyers and Sellers acknowledge and agree that the foregoing indemnification provisions in this Article 12 shall, except in the case of (i) fraud or intentional misrepresentation, or (ii) the breach of any covenant or condition of this Agreement to be performed after Closing, be the exclusive remedy of Buyers and Sellers with respect to Losses after Closing relating to the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing any Party may pursue injunctive relief following Closing to enforce covenants in the Agreement that survive Closing and are supportable under applicable Law.
12.8.    Mitigation of Damages. Each of Buyers and Sellers agrees to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification, defense, hold harmless, payment or reimbursement hereunder other than with respect to claims for the indemnification of Assumed Liabilities or Excluded Liabilities. In addition, upon Sellers’ request, Buyers shall remove from websites, social media accounts or other media used by the Stations any photo or other work that was posted or otherwise displayed by Sellers prior to Closing if such work continues to be displayed on such media and Sellers reasonably demonstrate to Buyers that such work is the subject of a bona fide claim of infringement on the rights of third parties and/or non-compliance with copyright management information requirements. Notwithstanding anything contained in this Agreement to the contrary, no Party will be entitled to lost profits, punitive damages or other special or consequential damages regardless of the theory of recovery.

ARTICLE 13
TERMINATION RIGHTS

13.1.	Termination.
(a)    This Agreement may be terminated by either Buyers or Sellers upon written notice to the other Party, if:
(i)    the Other Party is in material breach of this Agreement and such breach has been neither cured or agreed to be cured in a manner reasonably acceptable to the non-breaching Party within the cure period allowed under subsection (e) below nor waived by the Party giving such termination notice and in each such case such breach would give rise to the failure of a condition in Section 10.1(a)(i) or (ii), provided that the Party seeking to terminate is not in material breach of this Agreement;
(ii)    a court of competent jurisdiction or Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and nonappealable; or
(iii)    Closing has not occurred by the date twelve (12) months after the date of this Agreement.
(b)    This Agreement may be terminated by mutual written consent of Buyers and Sellers.
(c)    Sellers may terminate this Agreement by written notice to Buyers in the event that Buyers fail to close on the transactions contemplated by this Agreement when all Buyers’ Closing Conditions have been satisfied in full (or would be satisfied with delivery at Closing and Sellers stand ready, willing and able to make such delivery) or waived by Buyers.
(d)    Buyers may terminate this Agreement by written notice to Sellers in the event that (i) Sellers fail to close on the transactions contemplated by this Agreement when all Sellers’ Closing Conditions have been satisfied in full (or would be satisfied with delivery at Closing and Buyers stand ready, willing and able to make such delivery) or waived by Sellers, or (ii) any Seller or Emmis is in material breach of Section 9.4 of this Agreement and such breach has been neither cured nor agreed to be cured in a manner reasonably acceptable to the non-breaching Party within the cure period allowed under subsection (e) below nor waived by the Party giving such termination notice and in each such case such breach would give rise to the failure of a condition in Section 10.1(a)(i) or (ii), provided that the Party seeking to terminate is not in material breach of this Agreement.
(e)    If either Party believes the other to be in breach or default of this Agreement, the non-defaulting Party shall, prior to exercising its right to terminate under Section 13.1(a)(i), provide the defaulting Party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting Party shall have fifteen (15)

days from receipt of such notice to cure such default or if such default is not capable of being cured in fifteen days of such notice, the defaulting Party shall have agreed to cure such default in a manner reasonably acceptable to the non-breaching Party.

13.2.	Remedies.
(a)    In the event that Sellers terminate this Agreement pursuant to Section 13.1(a)(i) or Section 13.1(c), and, in either case immediately prior to any such termination, no Seller was in material breach of the terms and conditions of this Agreement, then HR shall pay liquidated damages in the amount of Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000) (the “Liquidated Damages”) to Sellers.
(b)    In the event that Buyers terminate this Agreement pursuant to Section 13.1(d) and immediately prior to any such termination none of the Hubbard Parties was in material breach of the terms and conditions of this Agreement, then Emmis shall pay Buyers a termination fee in the amount of One Million Three Hundred Thousand Dollars ($1,300,000) (the “Sellers Termination Fee”).
(c)    In the event of failure or threatened failure by either Party to comply with the terms of this Agreement, unless this Agreement is terminated in accordance with its terms, the Other Party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary governmental consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.
(d)    The Liquidated Damages or Sellers Termination Fee, as applicable, shall be paid by wire transfer of same-day funds on the fifth (5th) business day following the date of termination of this Agreement. The payment of Liquidated Damages or the Sellers Termination Fee, as applicable, is the sole and exclusive remedy of the Parties receiving payment and their respective Affiliates with respect to any termination referenced in Section 13.2(a) or 13.2(b), as applicable (whether at law, in equity, in contract, in tort or otherwise) against the Other Parties and any of such Other Parties’ subsidiaries or Affiliates or any Finance Related Party (with respect to any claims of Sellers or any of their Affiliates) for any and all damages suffered in connection with this Agreement (or the termination thereof), and upon payment of the Liquidated Damages or Sellers Termination fee, as applicable, none of the Other Parties or any of their subsidiaries nor any of their respective former, current or future stockholders, directors, officers, Affiliates or agents or any Finance Related Party (with respect to any claims of Sellers or any of their Affiliates) shall have any further liability or obligation relating to or arising out of this Agreement, or the transactions contemplated hereby and the only liability, in the aggregate, of the Other Parties in the event of such termination shall be the Liquidated Damages or Sellers Termination fee, as applicable, and in no event shall the Parties receiving payment of the Liquidated Damages or Sellers Termination Fee or any of their respective subsidiaries or Affiliates seek any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive, in any manner, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Notwithstanding anything herein to the contrary, nothing set forth herein modifies the confidentiality provisions of this Agreement, or Sellers’ rights or remedies in the event of a breach thereof, all of which shall survive any termination of this Agreement.

(e)    The Parties acknowledge and agree that in the event of a termination referenced in Section 13.2(a) or 13.2(b), that damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment provided for in Section 13.2(a) or 13.2(b), as applicable, is a payment of liquidated damages (and not penalties) which is based on the Parties’ estimate of the damages that Other Parties would suffer or incur as a result of the event giving rise to such termination of this Agreement. Each Party irrevocably waives any right it may have to raise as a defense that Liquidated Damages are excessive or punitive.
13.3.    Other Effects of Termination. If this Agreement is terminated other than pursuant to Section 13.2, this Agreement shall become null and void and of no further force and effect, except for the following provisions: 9.5 (Confidentiality), 9.9 (Press Releases), 13.2(a), (b), (d) and (e) (but not 13.2(c), which shall not survive), 13.3 (Other Effects of Termination), and the provisions in Article 16 (Other Provisions) and Article 17 (Definitions) that by their terms would survive termination. Nothing in this Section 13.3 shall be deemed to release any Party from liability for fraud or a willful breach by such Party of any term or provision of this Agreement.
ARTICLE 14
TRANSFERRED EMPLOYEES AND EMPLOYEE PLANS
14.1.    Transfer of Employees. Sellers shall terminate at Commencement the employment of the employees listed on Schedule 14.1 who are employed by Sellers as of Commencement, other than any such listed employees on leave as of such date (unless, with respect to employees on leave, the Parties otherwise agree at Commencement) (“Employees on Leave”). For purposes of this Agreement, each employee listed on Schedule 14.1 who accepts employment with Buyers shall become a “Transferred Employee” as of Commencement. In the case of Contract Employees Sellers shall terminate the employment, but not the applicable Assigned Employment Agreements, of said Contract Employees and such employment termination shall be deemed effective as of Buyers’ assumption of such Contract Employees’ applicable Assigned Employment Agreements as set forth in Section 1.3(a) herein, which assignment and assumption the Parties intend to occur concurrently with Commencement. At the time of such assignment and assumption, such Contract Employees will become Transferred Employees effective as of Commencement. In the case of Employees on Leave, Sellers shall retain the employment of the Employees on Leave until the end of each such employee’s leave or until each such employee’s employment would otherwise terminate in accordance with Sellers’ leave policies and applicable Law. Buyers shall assume any reinstatement obligations with respect to such Employees on Leave and shall offer such Employees on Leave immediate employment at such time as they are able and qualified to return to work, provided that such Employees on Leave are able and qualified to return to work and apply for reinstatement within six months following Commencement, or such later date as may be required by Law. Upon hire by Buyers (the “Subsequent Hire Date”), such Employees on Leave shall also become Transferred Employees under this Agreement. Sellers shall remain solely liable and responsible for all pre-Commencement (or pre-Subsequent Hire Date, as applicable) obligations and liabilities of Sellers or Emmis with respect to the Transferred Employees, and for all obligations and liabilities with respect to employees of Sellers or Emmis other than Transferred Employees, and of Sellers or Emmis with respect to Transferred Employees who do not accept employment with Buyers pursuant to Section 14.2 below, which liabilities and obligations shall be Excluded

Liabilities, other than the accrued vacation of Transferred Employees, if any, for the fiscal year of Sellers in which Commencement occurs (consistent with the vacation policy provided by Sellers to Buyers under Section 4.20), which shall be assumed by Buyers in accordance with Section 1.3 hereof.
14.2.    Offer of Employment. Not later than two (2) days prior to Commencement, Buyers shall (i) offer employment at-will pursuant to Buyers’ standard Agreement of Hire to all Transferred Employees of the Stations other than Contract Employees, contingent and effective upon each such Transferred Employee signing Buyers’ standard Agreement of Hire and Commencement, and (ii) agree with any applicable Contract Employee to assume the future liabilities and obligations under Assumed Contracts set forth on Schedule 1.1(d) that are employment agreements (“Assigned Employment Agreements”) in accordance with and subject to Section 1.3(a) of this Agreement. Sellers agree to reasonably cooperate with Buyers with respect to Buyers’ efforts to obtain, to the extent necessary, the written acknowledgments or consents from employees subject to Assigned Employment Agreements (“Contract Employees”) that such Contract Employees shall cease to have the right to participate in Company Plans of any Seller or Emmis as of Commencement and shall thereafter have the right to participate in the employee benefit plans made available by Buyers. Sellers and Buyers agree that, prior to Commencement, they will cooperate in the preparation of any and all communications with the employees set forth on Schedule 14.1 with respect to the intent of Buyers to offer employment to all Transferred Employees and Contract Employees at Commencement consistent with this Section 14.2. Similar communications will be provided to Employees on Leave, individually prepared to reflect each such employee’s specific circumstances and the terms of Section 14.1.
14.3.    No Assumption of Company Plans. Buyers shall not assume any of the Company Plans and Sellers shall be responsible for all liabilities and obligations of the Company Plans.
14.4.    COBRA Obligations. Sellers will be solely responsible for any obligations for continuation coverage under Section 4980B of the Internal Revenue Code and part 6 of Subtitle B of Title I of ERISA with respect to all of the Transferred Employees and any other former employees of Sellers, including Employees on Leave.
14.5.    LMA Employees. Notwithstanding the above, Sellers may retain up to two employees consistent with the employee requirements of the LMA, and if any such employees are Transferred Employees then for such employees Commencement means Closing.
14.6.    Benefits Generally. For a period of one (1) year after Commencement, and subject to any limitations set forth in any plan of Buyers, any Assigned Employment Agreement, or applicable Law, Buyers shall provide to all Transferred Employees that they hire (i) base pay that is no less favorable than the base pay provided by Sellers to the Transferred Employee on the day prior to Commencement, and (ii) other terms and conditions of employment (including with respect to employee benefits) that are no less favorable than the terms and conditions of employment Buyers provide to their similarly situated employees as of Commencement, with Transferred Employees receiving service credit under Buyer’s plans and policies for time employed at the Stations.  In the event that Buyers terminate the employment of any Transferred Employee prior to the one (1) year anniversary of the Closing Date, Buyers agree that they shall pay severance to any such terminated

Transferred Employee in accordance with the following formula, unless the termination of the employment of such Transferred Employee is for “cause” (as determined in good faith by Buyers): two weeks of base salary for every year of employment with Sellers and Buyers on a combined basis up to a maximum severance of thirty-six weeks of base salary; provided, however, that as a condition to receiving such severance, the subject employee signs and agreement that releases Buyers and their Affiliates from all liability, obligations, actions, suits, claims, proceedings, and demands arising out of or related to such employee’s employment and the termination thereof in such form as Buyer reasonably determines (and Buyers shall use good faith efforts to include Sellers and their Affiliates in such releases).
14.7.    Health & Welfare Benefits. The medical, dental and health plans of Buyers that would be applicable to Transferred Employees shall be offered to and extended to such Transferred Employees effective as of Commencement or the Subsequent Hire Date, as applicable (the “Benefits Effective Date”), under the terms and conditions of such plans then in effect. Notwithstanding the foregoing, for purposes of providing group health plan coverage, Buyers shall use commercially reasonable efforts to (a) waive all pre-existing condition waiting periods for and to the extent a Transferred Employee (and for the spouse and dependents of such employee) was covered by a similar group health plan of Sellers immediately prior to the Benefits Effective Date, and (b) shall provide health care coverage under Buyers’ plans effective as of the Benefits Effective Date without the application of any eligibility waiting period for coverage to the extent such waiting period had been met under a similar plan of Sellers. In addition, Buyers shall use commercially reasonable efforts to credit all payments made by a Transferred Employee (and the spouse and dependents of such employee) toward out-of-pocket (excluding any employee premiums or contributions) and deductible obligation limits under the group health plans for the plan year which includes the Benefits Effective Date, as if such payments had been made for similar purposes under the group health plans offered to the Transferred Employees (and their spouses and dependents) on and after the Benefits Effective Date during the plan year which includes the Benefits Effective Date, but only if and to the extent a Transferred Employee authorizes disclosure to the Buyers’ group health plan of such information.
14.8.    401(k) Plan. As soon as practicable following the Benefits Effective Date, Buyers shall designate a tax-qualified defined contribution plan established by Buyers (a “Buyers’ 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by any plan of Sellers that is a 401(k) plan; provided, however, that only cash may be transferred and no in-kind assets may be transferred. Notwithstanding the preceding sentence, Buyers shall allow any such employees’ outstanding plan loan to be rolled into Buyers’ 401(k) Plan; provided, however, that with respect to any loan balance transferred, the entire account balance must be transferred and, subject to applicable Law and any required consent of the individuals, any such loans may be reamortized as required to reflect any differences in payroll periods. Transferred Employees shall be fully vested with respect to Buyers’ 401(k) Plan as of the Benefits Effective Date. Buyers shall credit Transferred Employees’ past service with Sellers towards satisfaction of service requirements for matching purposes under Buyers’ 401(k) Plan.
ARTICLE 15
OTHER AGREEMENTS

15.1.    Confidentiality. Each Party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential and not make use of, in accordance with the provisions of the Confidentiality Agreement, information provided to such Party by the Other Party pursuant to this Agreement. If this Agreement is, for any reason, terminated before Closing, the Confidentiality Agreement and the provisions of this Section 15.1 shall nonetheless continue in full force and effect, and neither Party will make any use of any such information at any time thereafter.
Non-Hire and Non-Solicitation
15.2.    Access to Books and Records and Records Retention. From and after the Closing Date, Sellers and Buyers shall, with respect to the Stations, (i) each provide the other (at the requesting Party’s sole cost and expense for out-of-pocket expenses paid to other Persons) with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Taxing authority, or Proceeding related to Liability for Taxes; and (ii) each retain for a period of ten (10) years and provide the other with any records or other information that may be necessary for such Tax Return, audit or examination, Proceeding, or determination. Without limiting the generality of the foregoing, Buyers and Sellers each shall retain, until the applicable statutes of limitations (including any extensions thereof) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.
ARTICLE 16
OTHER PROVISIONS
16.1.    Transfer Taxes and Expenses. Except as provided otherwise in this Agreement, all Transfer Taxes imposed on this transaction shall be split between Sellers on the one hand and Buyers on the other hand. Sellers and Buyers shall share equally the filing fees associated with the FCC Application. Except as otherwise provided in Article 13 and except as otherwise provided elsewhere in this Agreement, each Party shall be solely responsible for and shall pay all other costs and expenses (including attorney and accounting fees) incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.
16.2.    Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. None of Buyers or Sellers may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other Parties, except that, if it does not delay FCC Consent or Closing, Buyers may assign this Agreement in whole or in part to one or more of their Affiliates, provided that they shall not be released thereby and they shall be solely responsible for any necessary third-party consents. Except as expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any person other than the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties and, with respect to (i) this sentence of this Section 16.2, (ii) Section 13.2(d), (iii) the penultimate and last sentences of Section 16.8, and (iv) Section 16.12, which shall be for the express benefit of the Finance Related Parties, and no amendment adverse to the Finance

Related Parties of such provisions identified in the foregoing clauses (i), (ii), (iii) and (iv) is effective as to the Finance Related Parties unless evidenced by an instrument signed by the Finance Party. In particular, this Agreement is not intended to create third-party beneficiary rights in any employee or former employee of any Seller. Effective at or after Closing, Buyers and HR may collaterally assign any or all of their post-Closing rights under this Agreement or any Related Documents to the Finance Party (or any agent acting on behalf of the Finance Party) as collateral security only but no actual assignment shall be effective except pursuant to an assignment and assumption otherwise in compliance with the terms hereof.

16.3.    Additional Documents. The Parties agree to execute, acknowledge and deliver, before, at or after the Closing Date, such further instruments and documents as may be reasonably required to implement, consummate and effectuate the terms of this Agreement.
16.4.    Entire Agreement; Schedules; Amendment; Waiver. This Agreement and the exhibits and schedules hereto and thereto and the Related Documents embody the entire agreement and understanding of the Parties hereto relating to the matters provided for herein and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a schedule hereto shall be deemed to have been included in other pertinent schedules, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the Party against whom enforcement of any waiver, amendment or consent is sought. No failure or delay on the part of Buyers or Sellers in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
16.5.    Headings. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.
16.6.    Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a federal holiday, then such time shall be extended to the next business day.
16.7.    Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to any choice or conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction).
16.8.    Venue. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or in the absence of jurisdiction, of any federal court sitting in Wilmington, Delaware with respect to any action or proceeding arising out of or relating to this Agreement; agrees that all claims with respect to any such action or proceeding may be heard and determined in such respective courts; and waives any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions.

Each of the Parties irrevocably consents to the service of any and all process in any such action or proceeding brought in the Court of Chancery of the State of Delaware or in the absence of jurisdiction, of any federal court sitting in Wilmington, Delaware by the delivery of copies of such process to the Party at its address specified for notices to be given hereunder, or by certified mail directed to such address. Each Party represents to the other Parties that this waiver is given voluntarily and with full knowledge and understanding of its legal effect after consultation with legal counsel. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, SUIT, CLAIM OR PROCEEDING, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY FINANCE RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), ALL SO LONG AS THE FINANCE RELATED PARTIES ALSO AGREE TO SUCH EXCLUSIVE JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
16.9.    Attorneys’ Fees. In the event of any dispute between the Parties to this Agreement, Sellers or Buyers, as the case may be, shall reimburse the prevailing Party for its reasonable attorneys’ fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing Party may have under this Agreement.
16.10.    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
16.11.    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be addressed to the following addresses or to such other address as any Party may request:
If to any Seller:        Emmis Radio, LLC
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attention:  President and CEO
Attention:  General Counsel
Telephone:  317-684-6565

Telecopier:  317-684-5583

with a copy to:         Wilkinson Barker Knauer LLP
1800 M Street, NW, Suite 800N
Washington, DC 20036
Attention:  Doc Bodensteiner
Telephone:  202-383-3350
Telecopier:  202-783-5851

If to any Buyer:	Hubbard Radio, LLC 3415 University Ave St. Paul MN 55114-2099 Attention: General Counsel Telephone: 651-642-4333 Telecopier: 651-642-4302

with a copy to:	Stinson Leonard Street LLP 50 South Sixth Street Suite 2600 Minneapolis, MN 55402 Attention: Mark S. Weitz, Esq. Telephone: 612-335-1517 Telecopier: 612-335-1657
Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, (ii) on the date of transmission if sent by facsimile, (iii) on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt if sent by an overnight delivery service.
16.12.    No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.
16.13.    Casualty. If, prior to Closing, any material portion of the Assets shall be damaged or destroyed by fire or other casualty (collectively, “Casualty”), Sellers shall deliver to Buyers written notice of such Casualty together with Sellers’ determination as to whether the damage constitutes a Material Damage. For the purposes of this Section 16.13 only, “Material Damage” shall mean (i) damage to the Assets which is of such nature that the cost of restoring the same to their condition prior to the Casualty will, in Sellers’ reasonable determination, exceed $75,000, whether or not such damage is covered by insurance, or (ii) any damage which would reduce the value of the Assets by $75,000 or more. If, prior to the Closing, the Assets sustain Material Damage by a Casualty, the Parties shall proceed to Closing notwithstanding the Material Damage (but subject to the other Closing conditions set forth in this Agreement), and Sellers shall (at the Closing) assign to Buyers all of Sellers’ rights in and to any insurance proceeds which may become available as a result of the Casualty at issue and that have not been applied to the Casualty at issue, including without limitation any proceeds of business interruption insurance that are attributable to any period after Closing, and Sellers shall remain obligated to pay any deductible relating to the claim, but Sellers shall otherwise have no obligation to make any further payments hereunder.
16.14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
16.15.    Facsimile or PDF Signatures. The Parties agree that transmission to the other Party of this Agreement with its facsimile or electronic “pdf” signature shall bind the Party transmitting this Agreement thereby in the same manner as if such Party’s original signature had been delivered. Without limiting the foregoing, each Party who transmits this Agreement with its facsimile or “pdf’ signature covenants to deliver the original thereof to the other Party as soon as possible thereafter.
16.16.    Effect of LMA. Notwithstanding anything contained herein to the contrary, Sellers shall not be deemed to have breached any of their representations, warranties, covenants, or agreements contained herein or to have failed to satisfy any condition precedent to the obligation of Buyers to perform under this Agreement (nor shall Sellers have any liability or responsibility to Buyers in respect of any such representations, warranties, covenants, agreements, or conditions precedent), in each case to the extent the inaccuracy of any such representations, the breach of any such warranty, covenant, or agreement, or the inability to satisfy any such condition precedent arises out of or otherwise directly relates to (i) any action taken by or under the authorization of Buyers (or any of its respective officers, directors, employees, agents, or representatives) in connection with the Buyer’s performance of its rights or obligations under the LMA, or (ii) the failure of Buyers to perform any of their obligations under the LMA, unless such obligations are otherwise required under this Agreement.
ARTICLE 17
DEFINITIONS
17.1.    Defined Terms. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for Seller, Buyer or any of their respective Affiliates) mutually acceptable to Seller and Buyer or (b) if Seller and Buyer are unable to agree upon such a firm, then the independent auditors for Seller and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.
“Administrative Agent” shall mean The Bank of New York Mellon or any successor administrative agent with respect to the Financing Statements as of Closing.

“Affiliate” shall mean, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Appraisal Firm” means Management Planning, Inc.
“Assets” shall have the meaning set forth in Section 1.1.
“Assigned Employment Agreements” shall have the meaning set forth in Section 14.2.
“Assumed Contracts” shall have the meaning set forth in Section 1.1(d).
“Assumed Liabilities” shall have the meaning set forth in Section 1.3.
“Auxiliary Transmitter Lease” shall mean the following Assumed Lease Agreement: Tower License agreement dated March 15, 2004, between Communications Fund, Inc. and Emmis Radio Corporation.
“Basket” shall have the meaning set forth in Section 12.4.
“Buyer” shall have the meaning set forth in the preamble to this Agreement.
“Buyers’ 401(k) Plan” shall have the meaning set forth in Section 14.8.
“Claimant” shall have the meaning set forth in Section 12.3(a).
“Closing” and “Closing Date” shall have the meaning set forth in Section 3.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.
“Commencement” means the earlier of Closing or commencement of the LMA, or the applicable of such times, as the context requires.
“Communications Act” shall have the meaning set forth in Section 6.5.
“Company Plans” shall have the meaning set forth in Section 4.20.
“Confidentiality Agreement” means the Confidentiality Agreement between the Parties or their Affiliates with respect to the transaction contemplated by this Agreement.
“Contracts” shall mean all contracts, agreements, leases, non-governmental licenses, employment agreements, commitments, understandings, options, rights and interests, written or oral, including any amendments, extensions, supplements and other modifications thereto.
“Emmis” shall have the meaning set forth in the preamble to this Agreement.

“Emmis Parties” shall mean Emmis, Emmis Radio and Emmis License.
“Environmental Laws” shall have the meaning set forth in Section 4.12(a).
“ERISA Affiliate” shall have the meaning set forth in Section 4.20.
“Excluded Assets” shall have the meaning set forth in Section 1.2.
“Excluded Liabilities” shall have the meaning set forth in Section 1.4.
“Excluded Stations” means radio stations KNOU(FM), St. Louis, MO (FIN 27022), KFTK-FM, Florissant, MO (FIN 73890) and K254CR, St. Louis, MO (FIN 138424).
“FCC” shall have the meaning set forth in the recitals to this Agreement.
“FCC Applications” shall mean the application or applications that Sellers and Buyers must file with the FCC requesting its consent to the assignment of the FCC Licenses from Sellers to Buyers.
“FCC Consents” shall mean the action or actions by the FCC granting or approving the FCC Applications.
“FCC Licenses” shall have the meaning set forth in Section 1.1(a).
“Final Order” shall mean a final, non-appealable Order of the FCC or its staff that is no longer subject to administrative or judicial action, review, rehearing or appeal.
“Finance Party” shall mean Morgan Stanley Senior Funding, Inc.
“Finance Related Party” shall mean the Finance Party and its Affiliates and controlling Persons and the respective directors, officers, employees, agents, attorneys and other representatives of each of the foregoing, and their respective successors and assigns.
“Financial Statements” shall have the meaning set forth in Section 4.17.
“Financing Statements” shall mean the financing statements filed by The Bank of New York Mellon, as administrative agent, on form UCC-1 with the Indiana Secretary of State having file numbers 201400004888833 and 201400004888722, in each case as amended or modified through the date of Closing.
“GAAP” shall mean prevailing generally accepted accounting principles of the United States of America, in effect from time to time, consistently applied.
“Governmental Authority” shall mean any: (a) nation, state, county, city, town, village, district, or other recognized jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Substances” shall mean any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance, as defined by 42 U.S.C. Section 9601(33), or any toxic substance, oil or other petroleum-based material or hazardous material, asbestos-containing material, or other hazardous chemical or hazardous substance regulated or classified as a hazardous waste or hazardous substance under applicable Environmental Laws.
“Hubbard Parties” shall mean HR, Hubbard St. Louis, and St. Louis FCC.
“Indemnified Claim” shall have the meaning set forth in Section 12.3(a).
“Indemnitor” shall have the meaning set forth in Section 12.3(a).
“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force and effect) solely with respect to the Stations and the market in which the Stations are located: (1) all trade secrets and other rights in know-how and confidential or proprietary information, including without limitation, vendor and supplier lists, advertiser lists, sales lists, sponsor lists, business plans and strategies, marketing materials and plans; (2) all mask works, copyrights, formats, programming materials and concepts, on air copy, on air talent concepts and jingles, and all other rights corresponding thereto (including moral rights), throughout the world; (3) all rights in telephone numbers and World Wide Web addresses and domain names (including, without limitation, e-mail addresses) and applications and registrations therefor, and access and use rights with respect to any social media accounts, and contract rights therein; (4) all trade names, call letters, logos, slogans, symbols, trademarks and service marks, trade dress and all goodwill, if any, associated therewith; (5) rights of publicity and personality; and (6) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (5) above.
“Knowledge” shall mean (i) in the case of Sellers and Emmis, the actual knowledge of President, Chief Executive Officer or the Chief Financial Officer, and (ii) in the case of Buyers, the actual knowledge of the President, Chief Executive Officer or the Chief Financial Officer.
“Law” shall mean any national, federal, state, local or other law, statute, rule, regulation, ordinance, code, policy, Order, decree, judgment, consent, settlement agreement or other governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.
“Leased Real Property” shall have the meaning set forth in Section 4.6.
“Lease Estoppel” shall have the meaning set forth in Section 11.1(b)(v).

“Liabilities” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of any Person or is disclosed on any Schedule to this Agreement.
“Liens” shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, condition sales agreements, leases (other than Assumed Contracts), encumbrances, claims or other defects of title, but shall not include liens for current taxes not yet due and payable and other Permitted Encumbrances.
“LMA” shall have the meaning set forth in the recitals to this Agreement.
“Loss” or “Losses” shall have the meaning set forth in Section 12.1.
“Material Adverse Effect” shall mean any event, transaction, condition, change or effect that (individually or in the aggregate with all other such events, transactions, conditions, changes or effects) has had or would reasonably be expected to have a material adverse effect on the Assets or the business, assets, liabilities, financial condition or results of operation of the business of the Stations, taken as a whole; provided, however, that for purposes of determining whether any Material Adverse Effect shall have occurred, there shall be excluded and disregarded any event, transaction, condition, change or effect resulting from or relating to (i) general business or economic conditions, or conditions generally affecting the industry in which the business of the Stations operates which do not disproportionately impact the business of the Stations, (ii) any change in accounting requirements or principles or in any applicable Laws, (iii) the compliance with the terms of, or the taking of any action expressly required by, this Agreement, (iv) acts of terrorism or military action or the threat thereof, (v) actions taken by any Person that are attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of Buyers or HR and (vi) any existing event, occurrence or circumstance expressly described on a Schedule hereto, solely to the extent such event, occurrence or circumstance is described therein.
“Material Assumed Contracts” shall have the meaning set forth in Section 1.1(d).
“Microwave Relay Lease” shall mean the following Assumed Lease Agreement: Tower License Agreement dated January 1, 2002, between Communications Fund, Inc. and Emmis Radio Corporation.
“Notice of Disagreement” shall have the meaning set forth in Section 2.1(e).
“Office Leases” means, collectively, (i) the Lease Agreement dated August 15, 1997, by and between The Powerhouse Partnership and Emmis Broadcasting Corporation, as amended by First Amendment to Lease dated December 12, 2008, and as further amended by Second Amendment to Lease dated November 20, 2013 by and between 401 South 8th Street LLC, as successor and assignee to U.S. Bank, N.A., as successor to State Street Bank and Trust Company, as Trustee for J.P. Morgan Commercial Mortgage Finance Corp., Pass-Through Certificates, Series 1999-C8, as

Landlord, and Emmis Radio, LLC, as Tenant, and (ii) the Post Office Annex Building Storage Lease dated April 30, 2002, as amended by First Amendment to Storage Lease dated December 12, 2008, by and between POA Investors, L.L.C., as Landlord, and Emmis Radio, LLC, as Tenant, and as further amended by Second Amendment to Storage Lease dated November 30, 2013 by and between 401 South 8th Street LLC, as successor in interest to POA Investors, L.L.C., as Landlord, and Emmis Radio, LLC, as Tenant.
“Office Rent” means all rent and other expenses under the Office Leases net of Office Sublease Revenue.
“Office Shared Use” means use of the studio and office premises under the Office Leases by the Excluded Stations, which use may continue while such stations are owned by Sellers, and for up to one year after the sale of such stations.
“Office Sublease Revenue” means all revenue from subleases or other rights to use all or any part of the premises under the Office Leases.  Notwithstanding anything to the contrary under this Agreement or the LMA, Sellers are entitled to all Sublease Revenue whenever arising, and all such revenue, subleases and use rights are Excluded Assets.
“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.
“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, taking into account the announcement and performance of this Agreement and the LMA and the transactions contemplated hereby and thereby.
“Organizational Documents” means the articles of incorporation, articles of organization, certificate of organization, or similar organizational documents, including any certificate of designation for any capital stock, as amended to date, and the bylaws, operating agreement, and other similar organizational documents, as amended to date, of an entity.
“Other Parties” shall mean either the Hubbard Parties, in contrast to the Emmis Parties, or the Emmis Parties, in contrast to the Hubbard Parties, as the context may require.
“Party” or “Parties” shall have the meaning set forth in the preamble.
“Permit” shall mean any permit, franchise, certificate, consent, clearance, waiver, notification, authorization, approval, registration or license granted by or obtained from any Governmental Authority in accordance with applicable Law, other than the FCC Licenses.
“Permitted Liens” shall mean Liens released at or before Closing, Permitted Encumbrances, Assumed Liabilities and:

(i)    Purchase money security interest that may arise by operation of law for inventory and supplies purchased in the Ordinary Course of Business and on account, provided the amounts owed on such accounts are not past due;
(ii)    Encumbrances for taxes, assessments, levies, fees or governmental charges on the Personal Property or the Owned Real Property if the same shall not at the time be delinquent or are contested by appropriate proceedings;
(iii)    Encumbrances which arise by operation of law, such as materialmen and mechanics’ liens and other similar liens arising in the Ordinary Course of Business which secure payment of obligations not more than thirty (30) days past due; and
(iv)    Zoning, building codes, and other land use laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by a Governmental Authority having jurisdiction over Leased Real Property.
“Permitted Encumbrances” shall mean easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the Ordinary Course of Business of the Stations.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
“Personal Property” shall have the meaning set forth in Section 1.1(b).
“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Purchase Price” shall have the meaning set forth in Section 2.1.
“Real Estate Leases” shall have the meaning set forth in Section 1.1(c).
“Related Documents” shall mean the Bill of Sale, the Contract Assignment and Assumption Agreement, the Lease Assignment and Assumption, the LMA and any other written agreement executed by Sellers, Buyers or any of their respective Affiliates, as applicable, in connection with the any Closing hereunder.
“Sellers” shall have the meaning set forth in the preamble to this Agreement.
“Settlement Statement” shall have the meaning set forth in 2.1(c).
“Station” and “Stations” shall have the meaning set forth in the recitals to this Agreement.

“Station Employees” shall mean the employees of Sellers performing services in the St. Louis Metropolitan Area for the Stations.

“Station Intellectual Property” shall have the meaning set forth in Section 1.1(e).
“Tax” shall mean all federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” shall mean any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).
“Transferred Employees” shall have the meaning set forth in Section 14.1.
“Transfer Taxes” shall mean all United States federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar taxes, costs, or fees that may be imposed in connection with the transfer of the Assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Union” shall have the meaning set forth in Section 4.20.
17.2.    Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms apply to females as well as males; feminine terms apply to males as well as females. The term “includes” or “including” is by way of example and not limitation. References to “the Stations” means the Stations considered together as well as any Station considered individually as the context requires.
[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

"Sellers"	EMMIS RADIO, LLC

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Its:	Executive Vice President, General Counsel and Secretary

EMMIS RADIO LICENSE, LLC

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Its:	Executive Vice President, General Counsel and Secretary

For purposes of Articles 4, 5, 12, 13 and Sections 9.1(d) only:

"Emmis"	EMMIS COMMUNICATIONS CORPORATION

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Its:	Executive Vice President, General Counsel and Secretary

"Buyers"	HUBBARD RADIO ST. LOUIS, LLC

	By:	/s/ David C. Bestler
	Name:	David C. Bestler
	Its:	Executive Vice President and Chief Financial Officer

ST. LOUIS FCC LICENSE SUB, LLC

	By:	/s/ David C. Bestler
	Name:	David C. Bestler
	Its:	Executive Vice President and Chief Financial Officer

For purposes of Articles 6, 7, 12, and 13 and Section 9.1(c)(ii) and (d) only:

"HR"	HUBBARD RADIO, LLC

	By:	/s/ David C. Bestler
	Name:	David C. Bestler
	Its:	Executive Vice President and Chief Financial Officer